Exhibit 10.1

PREMIER HEALTHCARE ALLIANCE, L.P.

A California Limited Partnership

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

THE LIMITED PARTNERSHIP INTERESTS IN PREMIER HEALTHCARE ALLIANCE, L.P. HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS.  SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS, (II) THE TERMS AND CONDITIONS OF THIS LIMITED PARTNERSHIP AGREEMENT, AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE GENERAL PARTNER AND THE APPLICABLE LIMITED PARTNER.  PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED PARTNERSHIP INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

TABLE OF CONTENTS

1.	DEFINITIONS		2

2.	FORMATION AND PURPOSE		9

	2.1	Continuation of Limited Partnership	9
	2.2	Name	9
	2.3	Purpose; Powers	10
	2.4	Certificates	10
	2.5	Principal Office	10

3.	MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS		10

	3.1	Partners	10
	3.2	Partner Interests and Units	10
	3.3	Repurchase of Class B Common Units	11
	3.4	Exchange of Class B Common Units	12
	3.5	Authorization and Issuance of Additional Units	12
	3.6	Capital Contributions	13
	3.7	Admission of New Limited Partners	13
	3.8	Outstanding Capital Contribution Obligations of Founding Limited Partners	14
	3.9	Additional Class A Common Units to Premier	14

4.	CAPITAL ACCOUNTS		16

	4.1	Allocations	16
	4.2	Capital Accounts	16
	4.3	Revaluations of Assets and Capital Account Adjustments	16
	4.4	Additional Capital Account Adjustments	17
	4.5	Additional Capital Account Provisions	17

5.	DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS		17

	5.1	General Partner Determination	17
	5.2	Distributions	18
	5.3	No Violation	18
	5.4	Withholdings	18
	5.5	Property Distributions and Installment Sales	19
	5.6	Net Profit or Net Loss	19
	5.7	Regulatory Allocations	19

i

	5.8	Tax Allocations: Code Section 704(c) and Unrealized Appreciation or Depreciation	20

6.	STATUS, RIGHTS AND POWERS OF LIMITED PARTNERS		20

	6.1	Limited Liability	20
	6.2	Return of Distributions of Capital	20
	6.3	No Management or Control	21
	6.4	Specific Limitations	21
	6.5	Limited Partner Voting	21
	6.6	Required Consents	21
	6.7	Limited Partner Compensation; Expenses; Loans	22

7.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE GENERAL PARTNER		22

	7.1	General Partner	22
	7.2	Resignation	22
	7.3	Authority of the General Partner	22
	7.4	Reliance by Third Parties	23
	7.5	Set-Off	23

8.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS		23

	8.1	Officers, Agents	23
	8.2	Appointment	24
	8.3	Tenure	24
	8.4	Vacancies	24
	8.5	Resignation and Removal	24
	8.6	Compensation	24
	8.7	Delegation	24

9.	BOOKS, RECORDS, ACCOUNTING AND REPORTS		24

	9.1	Books and Records	24
	9.2	Delivery to Limited Partner, Inspection	25
	9.3	Accounting; Fiscal Year	25
	9.4	Reports	25
	9.5	Filings	26
	9.6	Non-Disclosure	26

	9.7	Restrictions on Receipt	27

10.	TAX MATTERS PARTNER		27

	10.1	Tax Matters Partner	27
	10.2	Indemnity of Tax Matters Partner	27
	10.3	Tax Returns	27
	10.4	Tax Elections	27
	10.5	Tax Information	28

11.	TRANSFER OF INTERESTS		28

	11.1	Restricted Transfer	28
	11.2	Termination of Partnership	28
	11.3	Consent	28
	11.4	Withdrawal of Partner	28
	11.5	Noncomplying Transfers Void	28
	11.6	Amendment of Exhibit 3.1	29

12.	DISSOLUTION OF COMPANY		29

	12.1	Events of Dissolution	29
	12.2	Liquidation	29
	12.3	No Action for Dissolution	29
	12.4	No Further Claim	29

13.	INDEMNIFICATION		29

	13.1	General	29
	13.2	Exculpation	30
	13.3	Persons Entitled to Indemnity	30
	13.4	Indemnification Agreements	30
	13.5	Duties of the General Partner	31
	13.6	Interested Transactions	31
	13.7	Fiduciary and Other Duties	31

14.	REPRESENTATIONS AND COVENANTS BY THE LIMITED PARTNERS		31

	14.1	Due Organization and Authority	31
	14.2	Investment Intent	32
	14.3	Securities Regulation; Accredited Investor Status	32
	14.4	Knowledge and Experience	32
	14.5	Economic Risk	32

	14.6	Investment Company Status	32
	14.7	Purchasing Information	32
	14.8	Information	33
	14.9	Binding Agreement	33
	14.10	Tax Position	33
	14.11	Licenses and Permits	33

15.	AMENDMENTS TO AGREEMENT		33

	15.1	Amendments	33
	15.2	Corresponding Amendment of Certificate	33
	15.3	Binding Effect	34

16.	GENERAL		34

	16.1	Successors; Governing Law; Etc.	34
	16.2	Notices	34
	16.3	Power of Attorney	34
	16.4	Execution of Documents	34
	16.5	Consent to Jurisdiction	35
	16.6	WAIVER OF JURY TRIAL	36
	16.7	Arbitration	36
	16.8	Severability	36
	16.9	Table of Contents, Headings	36
	16.10	No Third-Party Rights	37

PREMIER HEALTHCARE ALLIANCE, L.P.

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

This Amended and Restated Limited Partnership Agreement (this “Agreement”) of Premier Healthcare Alliance, L.P. is made as of September 25, 2013 and effective as of the Effective Date (as defined below), by and among Premier Services, LLC (the “General Partner”), a Delaware limited liability company and wholly-owned subsidiary of Premier, Inc., a newly-formed Delaware corporation (“Premier”), as general partner, and the Limited Partners (as defined below), and will be effective as of the Effective Date.

RECITALS

WHEREAS, Premier Purchasing Partners, L.P., a California limited partnership (“Premier LP”) is engaged in the business of operating and managing healthcare group purchasing and other healthcare-related programs and investments for the benefit of its partners and to otherwise assist the partners in providing superior healthcare services in their communities; and

WHEREAS, the parties hereto desire to continue Premier LP under the new name “Premier Healthcare Alliance, L.P.”, on the terms and conditions and for the purposes set forth below;

WHEREAS, the General Partner and the Limited Partners accordingly desire to amend and restate in its entirety Premier LP’s Third Amended and Restated Agreement of Limited Partnership (the “Prior Agreement”), on the terms contained in this Agreement;

WHEREAS, pursuant to a Contribution Agreement dated as of the Effective Date, the stockholders of Premier, Inc., a Delaware corporation (the “Corporation”), are contributing all of the Corporation’s issued and outstanding capital stock to Premier LP on the Effective Date in exchange for limited partnership interests in Premier LP (the “Contribution”) and the Corporation will thereby become a wholly owned subsidiary of Premier LP and change its name to “Premier Healthcare Solutions, Inc.”;

WHEREAS, pursuant to a Unit Put/Call Agreement of even date herewith (the “Unit Put/Call Agreement”), on the Effective Date Premier is purchasing Class B Common Units in Premier LP (“Class B Common Units”) from the Founding Limited Partners (as defined below) and the Corporation and is purchasing newly-issued Class A Common Units in Premier LP (“Class A Common Units”) directly from Premier LP (the Class A Common Units and the Class B Common Units are referred to collectively as the “Common Units”), using the proceeds from an initial public offering (the “IPO”) of Premier’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and contributing all of its Common Units to the General Partner, which will become the general partner of Premier LP (all of the foregoing corporate transactions collectively, the “Reorganization”);

WHEREAS, as part of the Reorganization, the Founding Limited Partners are entering into an Exchange Agreement with Premier and Premier LP of even date herewith (the “Exchange Agreement”) providing for the exchange, from time to time, of their remaining

Class B Common Units for (a) Class A Common Stock, or cash, or a combination of both and (b) payments under a Tax Receivable Agreement being entered into between Premier and the Founding Limited Partners of even date herewith (the “Tax Receivable Agreement”), and in conjunction therewith the Founding Limited Partners and Premier are entering into a Registration Rights Agreement of even date herewith (the “Registration Rights Agreement”); and

WHEREAS, the General Partner and the Limited Partners (collectively, as further defined below, the “Partners”) desire to enter into this Agreement to provide for, among other things, the management of the business and affairs of Premier LP, the allocation of profits and losses among the Partners, the respective rights and obligations of the Partners to each other and to Premier LP, and certain other matters.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Partners, each intending to be legally bound, enter into this Agreement.

1.              DEFINITIONS

For purposes of this Agreement: (a) references to “Articles,” “Sections” and “Exhibits”  are to Articles, Sections and Exhibits of this Agreement unless explicitly indicated otherwise, (b) references to statutes include all rules and regulations thereunder, and all amendments and successors thereto from time to time; and (c) the word “including” shall be construed as “including without limitation.”

“Accountants” means Ernst & Young, LLP, or such other national accounting firm designated by the General Partner from time to time.

“Act” means the California Uniform Limited Partnership Act of 2008 (Cal. Corp. Code § 15900, et seq.).

“Agreement” means this Limited Partnership Agreement, dated as of the date hereof, effective as of the Effective Date, as amended from time to time.

“Asset Value” of any property of Premier LP means its adjusted basis for federal income tax purposes unless:

(a)         the property was accepted by Premier LP as a contribution to capital at a value different from its adjusted basis, in which event the initial Asset Value for such property shall mean the gross fair market value of the property agreed to by Premier LP and the contributing Partner; or

(b)         as a consequence of the issuance of additional Units or the redemption of all or part of the Interest of a Partner, the property of Premier LP is revalued in accordance with Section 4.3.

As of any date, references to the “then prevailing Asset Value” of any property shall mean the Asset Value last determined for such property less the depreciation, amortization and cost recovery deductions taken into account in computing Net Profit or Net Loss in fiscal periods subsequent to such prior determination date.

“Capital Account” is defined in Section 4.2.

“Capital Contribution” means with respect to any Partner, the sum of (i) the amount of money plus (ii) the fair market value of any other property (net of liabilities assumed or to which the property is subject) contributed to Premier LP with respect to the Interest held by such Partner pursuant to this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of Premier LP, and any amendments thereto and restatements thereof, filed on behalf of Premier LP with the California Secretary of State pursuant to Section 15902.01 of the Act.

“Class” means the classes into which the Interests in Premier LP created in accordance with Section 3.2 may be classified or divided from time to time by the General Partner in its sole discretion pursuant to the provisions of this Agreement. As of the date of this Agreement there are two classes of Units:  Class A Common Units and Class B Common Units.  Subclasses within a Class shall not be separate Classes for purposes of this Agreement. For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the General Partner in accordance with this Agreement, shall be deemed to be a class or group of Interests in Premier LP.  For the avoidance of doubt, to the extent that the General Partner holds Interests of any Class, the General Partner shall not be deemed to hold a separate Class of such interests from any other Partner because it is the General Partner.

“Class A Common Stock” is defined in the Recitals.

“Class A Common Units” is defined in the Recitals.

“Class B Common Stock” means Class B Common Stock, par value $0.000001 per share, of Premier.

“Class B Common Units” is defined in the Recitals.

“Class B Unit Redemption Amount” means the lower of (i) the sum of (A) a Terminating Limited Partner’s capital account balance immediately prior to the Reorganization (but excluding any appreciation in consequence of the Reorganization) and (B) the book value of the Terminating Limited Partner’s stock in the Corporation immediately prior to the Contribution (but excluding any appreciation in consequence of the Reorganization), multiplied by (C) a fraction, the numerator of which is seven minus the number of full years following the commencement of such Partner’s ownership of Class B Common Units and the denominator of which is seven or (ii) the Fair Market Value of such Unvested Units (using the principles set forth in the definition of “Deemed Per-Unit Value of the Class B Common Units”) as of the Termination Date, payable in accordance with Section 3.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” is defined in the Recitals.

“Competing Business” means a business, or a Person conducting or controlling a business, that directly or indirectly competes with the business of Premier LP or its Related Entities anywhere in the United States.

“Confidential Information” is defined in Section 9.6.

“Contribution” is defined in the Recitals.

“control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract (written or oral) or otherwise; and the terms “controlling,” “controlled by” and “under common control with” shall have meanings correlative to the foregoing.

“Determination Date” is defined in the definition of Deemed Per-Unit Value of the Class B Common Units.

“Deemed Per-Unit Value of the Class B Common Units” means the deemed value of each Class B Common Unit based on the market value (the “Fair Market Value”) of one share of Class A Common Stock determined as follows:

(a)                                 If Class A Common Stock is traded on a national securities exchange, then such Fair Market Value shall be the average of the closing prices of a share of such Class A Common Stock on such exchange over the 20 trading days ending three days prior to the Exchange Notice Date (as such term is defined below) (the “Determination Date”);

(b)                                 If Class A Common Stock is traded on the over-the-counter system, then such Fair Market Value shall be the average of the closing bid and ask prices of a share of such Class A Common Stock over the 20 trading days prior to the Determination Date; and

(c)                                  If there is then no public market for the Class A Common Stock, then such Fair Market Value shall be the highest price per share which could be obtained from a willing buyer (not a current employee or director) for a share of Class A Common Stock sold from authorized but unissued shares, as determined in good faith by the General Partner;

provided, however, that if Premier LP shall be party to a merger or other consolidation in which Premier LP is not the surviving party, the Fair Market Value of each Class B Common Unit shall be deemed to be the value received by the holders of the Class B Common Units for each such Class B Common Unit pursuant to such merger or other consolidation.

If closing prices or closing bid and ask prices are no longer reported by a securities exchange or other trading system, the closing price or closing bid and ask price shall be that which is reported by such securities exchange or other trading system at 4:00 p.m. New York City time on the applicable trading day.

“Distribution” means cash or property (net of liabilities assumed or to which the property is subject) distributed to a Partner in respect of the Partner’s Interest.

“Early Termination Rate” means the long-term Applicable Federal Rate published by the Internal Revenue Service in accordance with section 1274(d) of the Code.

“Effective Date” means the date on which the closing of the IPO occurs.

“Eligible Organization” means any entity that is not a healthcare provider but which is eligible for participation in the Premier Program.

“Exchange Agreement” is defined in the Recitals.

“Exchange Notice Date” means the date that is at least 30 business days prior to the Quarterly Exchange Date (or 55 business days prior to a Quarterly Exchange Date (as such term is defined in the Exchange Agreement) in conjunction with a Company-Directed Offering (as such term is defined in the Registration Rights Agreement)).

“Fair Market Value” is defined in the definition of Deemed Per-Unit Value of the Class B Common Units.

“Fiscal Year” means the fiscal year of Premier LP, which shall be Premier LP’s taxable year as determined under Regulations Section 1.441-1 or Section 1.441-2 and the Regulations under Section 706 of the Code, or such other Fiscal Year as determined by the General Partner in compliance with such Regulations.

“Founding Limited Partners” means the Limited Partners of Premier LP as of the Effective Date and the stockholders of the Corporation that become Limited Partners as of the Effective Date.  Any Founding Limited Partner who Transfers all of such Founding Limited Partner’s Units shall cease to be a Founding Limited Partner and shall no longer have the rights afforded a Founding Limited Partner under this Agreement.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“General Partner” means Premier Services, LLC.  The term “General Partner” shall also include any Person to which Premier Services, LLC may in the future Transfer Units and other Securities held by it or which Premier Services, LLC may in the future admit to Premier LP as an additional General Partner.

“GPO Participation Agreement” means the GPO Participation Agreement of even date herewith entered into between Premier LP and each Limited Partner.

“Indemnification Agreement” is defined in Section 13.4.

“Indemnified Persons” is defined in Section 13.1.

“Interest” means, with respect to any Partner as of any time, such Partner’s partnership interest in Premier LP, together with such Partner’s rights and obligations with respect thereto set forth in this Agreement.

“IPO” has the meaning set forth in the Recitals.

“Limited Partner” means each Partner other than the General Partner.

“Member Facilities” means the acute and non-acute health care providers and other Eligible Organizations that are Owned, Leased or Managed by, or Affiliated with, a Premier Member.  Any Member Facility that ceases to be Owned, Leased or Managed by, or Affiliated with a Premier Member shall cease to be a “Member Facility” for purposes of this Agreement as of the effective date of the termination of such relationship (e.g., consummation of sale transaction, termination of sponsorship, etc.).

“Net Profit” and “Net Loss” of Premier LP for each Fiscal Year or relevant part thereof means Premier LP’s taxable income or loss for federal income tax purposes for such period (including all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code) with the following adjustments:

(a)                                 Tax gain or loss attributable to the disposition of property of Premier LP with an Asset Value different than the adjusted basis of such property for federal income tax purposes shall be computed with respect to the Asset Value of such property, and any tax gain or loss not included in Net Profit or Net Loss shall be taken into account and allocated for federal income tax purposes among the Partners pursuant to Section 5.8.

(b)                                 Depreciation, amortization or cost recovery deductions with respect to any property with an Asset Value that differs from its adjusted basis for federal income tax purposes shall be computed in accordance with Asset Value, and any depreciation allowable for federal income tax purposes shall be allocated in accordance with Section 5.8.

(c)                                  Any items that are required to be allocated pursuant to Section 5.7 shall not be taken into account in determining Net Profit or Net Loss.

“New Limited Partner” is defined in Section 3.7.1.

“Officer” is defined in Section 8.1.

“Options” is defined in Section 3.9.3(a).

“Owned, Leased or Managed by, or Affiliated with” means (a) each acute and non-acute health care provider with respect to which Member directly or indirectly:  (i) holds (A) a majority of the equity interests or corporate membership interests in such provider or the power to appoint a majority of such provider’s governing body or (B) a significant equity interest (which may be less than a majority of the total equity) sufficient to enable operational control and such provider is willing to designate Premier LP as its primary group purchasing organization; (ii) leases and operates such provider; or (iii) manages such provider in whole or in part (including, at a minimum, the supplies purchasing function); and (b) each acute and non-acute health care provider and other Eligible Organization which Member has sponsored for participation in the Premier Program, if such entity is not otherwise described in subsection (a) above.

“Ownership Interest” means any capital stock, share, partnership interest, membership interest, unit of participation, joint venture interest of any kind or other similar interest (however designated) in any Person and any option, warrant, purchase right, conversion right or exchange right or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“Partner” means each Person listed on Exhibit 3.1 on the date hereof (including the General Partner) and each other Person hereafter admitted as a Partner in accordance with the terms of this Agreement and the Act.  In the event that a New Limited Partner is admitted, Premier LP shall revise Exhibit 3.1 accordingly.  The Partners shall constitute the “partners” (as such term is defined in the Act) of Premier LP.  Any reference in this Agreement to any Partner shall include such Partner’s Successors in Interest to the extent such Successors in Interest have become Substituted Partners in accordance with the provisions of this Agreement.  Except as otherwise set forth herein or in the Act, the Partners shall constitute a single class or group of members of Premier LP for all purposes of the Act and this Agreement.

“Percentage Interest” of a Partner as of a particular time shall mean the percentage that the number of Common Units then held by such Partner represents of the total number of Common Units then outstanding.

“Permitted Transfers” means Transfers by the General Partner and Transfers pursuant to the Exchange Agreement.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity or organization of any nature whatsoever or any group of two or more of the foregoing which are Related Entities.

“Post-IPO Class B Common Units” means the total number of Class B Common Units beneficially owned by the Founding Limited Partners immediately following the consummation of the IPO (or, in the event that any over-allotment option granted to the underwriters of the IPO is exercised in whole or in part, then such term shall refer to the total number of Class B Common Units beneficially owned by the Founding Limited Partners immediately following the closing of the final exercise of such option) and the transactions contemplated by the Unit Put/Call Agreement.

“Premier Member” means any entity that participates in the Premier Program.

“Premier Program” means the group purchasing programs conducted by Premier LP and its Related Entities, pursuant to which Premier Members are entitled to purchase Products and Services under the terms of the Premier Program Contracts negotiated with Vendors.

“Premier Program Contracts” means the purchasing agreements between Vendors and Premier LP, for the purchase by Premier Members of Products and Services (including any enhancements of Premier Program Contracts negotiated by, or on behalf of, any Member Facility).

“Premier Program Purchases” means, with respect to any Limited Partner, the aggregate purchases of Products and Services by such Limited Partner and its Member Facilities through Premier Program Contracts during a given Fiscal Year.

“Prior Agreement” is defined in the Recitals.

“Products and Services” means the equipment, products, supplies and services available to Premier Members pursuant to Premier Program Contracts.

“Registration Rights Agreement” is defined in the Recitals.

“Regulation D” means Regulation D under the Securities Act.

“Regulations” means the Treasury regulations, including temporary regulations, promulgated under the Code.

“Regulatory Allocations” is defined in Section 5.7.

“Related Entity” when used with respect to another Person means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such other Person.  In addition, Related Entities of a Partner shall be deemed to include all of its directors, managers, officers and employees in their capacities as such.

“Securities” is defined in Section 3.5.

“Securities Act” means the Securities Act of 1933, as amended, and the rules, regulations and interpretations promulgated pursuant thereto.

“Specified Partner Rights” means the rights of a Partner or with respect to an Interest, or benefits accorded to such Partner or with respect to such Interest, pursuant to Section 6.6 (Required Consents) and Article 9 (Books, Records Accounting and Reports); provided, however, that the obligations of such Partner or with respect to such Interest in such designated section or otherwise in this Agreement shall not be included in the definition of “Specified Partner Rights.”

“Substituted Partner” means any Person that has been admitted to Premier LP as a Partner by virtue of such Person receiving all or a portion of a Partner’s Interest from a Partner or an Assignee and not from Premier LP.

“Successor in Interest” means any trustee, custodian, receiver or other Person acting in any bankruptcy or reorganization proceeding with respect to, assignee for the benefit of the creditors of, trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of, or other executor, administrator, committee, legal representative or other successor or assign of, any Partner, whether by operation of law or otherwise.

“Supplemental Capital Contribution Amount” means a per annum amount equal to a New Limited Partner’s Capital Contribution multiplied by the 12-month London Inter-Bank Offered Rate as of the date of such Capital Contribution plus 100 basis points.

“Tax Distribution” is defined in Section 5.2.1.

“Tax Matters Partner” is defined in Section 10.1.

“Tax Receivable Agreement” is defined in the Recitals.

“Terminating Limited Partner” is defined in Section 3.3.

“Termination Date” is defined in Section 3.3.

“Termination Event” is defined in Section 3.3.

“Transfer” means a sale, assignment, pledge, encumbrance, abandonment, disposition or other transfer.

“Transferee” is defined in Section 11.2.

“Units” is defined in Section 3.2.

“Unit Put/Call Agreement” is defined in the Recitals.

“Unvested Units” is defined in Section 3.3.

“Vendor” means a supplier of Products and Services under a Premier Program Contract.

“Vested Premier Shares” is defined in Section 3.9.3(b).

“Voting Trust Agreement” means that certain Voting Trust Agreement of even date herewith pursuant to which the Limited Partners will deposit their Class B Common Stock into a depository trust.

2.              FORMATION AND PURPOSE

2.1                               Continuation of Limited Partnership.  The parties hereto hereby continue Premier LP previously formed as a limited partnership under the California Revised Limited Partnership Act.  The rights and liabilities of the Partners shall be determined pursuant to the Act and this Agreement.  To the extent that the rights or obligations of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2                               Name.  The name of Premier LP is hereby changed to “Premier Healthcare Alliance, L.P.”  The business of Premier LP may be conducted under that name or, upon compliance with applicable laws, any other name that the General Partner deems appropriate.  The General Partner shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the General Partner considers appropriate.

2.3                               Purpose; Powers.

(a)                                  General Purpose.  The principal business of Premier LP is to operate and manage healthcare group purchasing and other healthcare-related programs, services and investments for the benefit of its Partners, and to otherwise assist Premier Members in providing high quality and cost-effective healthcare in their communities.

(b)                                  Powers.  Notwithstanding the foregoing, the nature of the business or purposes to be conducted or promoted by Premier LP is to engage in any lawful act or activity for which limited partnerships may be formed under the Act.  Premier LP may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing.  Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing Premier LP to possess any purpose or power, or to do any act or thing, forbidden by law to a limited partnership formed under the laws of the State of California.

(c)                                  Partnership Action.  Subject to the provisions of this Agreement and except as prohibited by the Act, (i) Premier LP may, with the approval of the General Partner, enter into and perform its obligations under any and all documents, agreements and instruments, all without any further act, vote or approval of any Partner and (ii) the General Partner may authorize any Person (including any Partner or Officer) to enter into and perform its obligations under any document on behalf of Premier LP.

2.4                               Certificates.  The General Partner and such other Persons as may be designated from time to time by the General Partner are hereby designated as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate of Limited Partnership or any certificate of cancellation of the Certificate of Limited Partnership and any other certificates and any amendments or restatements thereof necessary for Premier LP to qualify to do business in a jurisdiction in which Premier LP may wish to conduct business.

2.5                               Principal Office.  The principal executive office of Premier LP shall be located at such place as the General Partner shall establish, and the General Partner may from time to time change the location of the principal executive office of Premier LP to any other place within or outside the State of California.  The General Partner may establish and maintain such additional offices and places of business of Premier LP, either within or outside the State of California, as it deems appropriate.  The records required to be maintained by the Act shall be maintained at one of Premier LP’s principal offices, except as required by the Act.

3.              MEMBERSHIP, CAPITAL CONTRIBUTIONS AND UNITS

3.1                               Partners.  The Partners of Premier LP are as listed on Exhibit 3.1, as from time to time amended and supplemented so that it sets forth the then-current list of Partners and the number of Units held by each such Partner.

3.2                               Partner Interests and Units.  Interests in Premier LP shall be represented by units (“Units”) or such other Ownership Interests as the General Partner may establish in its sole discretion in accordance with the terms hereof.  As of the Effective Date the Units will be comprised of two Classes, designated as Class A Common Units and Class B Common Units.  Ownership of Units shall not be certificated and shall be evidenced solely by the books and records of Premier LP as governed by this Agreement.

(a)         Class A Common Units are Units initially held only by the General Partner (and by Premier prior to its contribution to the General Partner of Class A Common Units acquired from Premier LP pursuant to the Unit Put/Call Agreement) and represent an interest in the distributions of Premier LP pari passu with the Class B Common Units as a Class. The interest in profits and distributions of the Class A Common Units is determined based on the allocation methodology set forth in this Agreement.  The number of Class A Common Units held by the General Partner on the Effective Date will be shown on Exhibit 3.1. When Premier purchases Class B Common Units from Limited Partners and the Corporation pursuant to the Unit Put/Call Agreement or receives Class B Common Units from Limited Partners pursuant to the exercise by the Limited Partners of rights under the Exchange Agreement, such Class B Common Units shall be contributed by Premier to the General Partner and converted to an equal number of Class A Common Units automatically by operation of this Agreement and without further action by any Person.

(b)         Class B Common Units are Units held only by Limited Partners and, as a Class, represent an interest in the distributions in Premier LP pari passu with the Class A Common Units. The interest in profits and distributions of the holder of particular Class B Common Units is determined based on the allocation methodology set forth in this Agreement. The number of Class B Common Units held by each Limited Partner on the Effective Date will be shown on Exhibit 3.1.

3.3                               Repurchase of Class B Common Units.  Notwithstanding anything in this Agreement to the contrary, Class B Common Units held by any Founding Limited Partner that are not eligible (as of the Termination Date) for exchange pursuant to Section 3.4 below (“Unvested Units”) are subject to repurchase upon the occurrence of a Termination Event.  Upon becoming aware that a Termination Event has occurred, Premier LP shall have the option, in its sole discretion, to redeem all of the Unvested Units then held by such Founding Limited Partner (referred to hereinafter as a “Terminating Limited Partner”) at a purchase price equal to the Class B Unit Redemption Amount.  Such Terminating Limited Partner shall cease to be a Partner effective as of the date Premier LP gives notice to the Terminating Limited Partner of its redemption of such Class B Common Units (the “Termination Date”).  Premier LP shall pay to such Terminating Limited Partner the Class B Unit Redemption Amount in exchange for and in full satisfaction of the Terminating Limited Partner’s entire interest in the Unvested Units under this Section 3.3.  The Class B Unit Redemption Amount shall be paid, at the sole discretion of the General Partner, by delivery within thirty (30) business days after the Termination Date of (x) a five-year, unsecured, non-interest bearing term promissory note in favor of the Terminating Limited Partner, (y) a cashier’s check or wire transfer of immediately available funds in an amount equal to the present value, discounted at the Early Termination Rate, of the Class B Unit Redemption Amount otherwise payable upon the maturity of the promissory note described in clause (x), or (z) payment on such other terms mutually agreed upon by the General Partner and the Terminating Limited Partner.  A “Termination Event” shall be deemed to have occurred with respect to a holder of Unvested Units upon any of the following events: (i) such holder ceases to be a Premier Member; (ii) any event which under the Act or this Agreement causes such holder to cease to be a Limited Partner, except a Transfer which is permitted or approved under the provisions of this Agreement; (iii) such holder ceases to be a party to a GPO Participation Agreement in effect with Premier LP (provided, that, the General Partner may waive this Termination Event, in its sole discretion, if a Related Entity of such holder is a party to a GPO Participation Agreement in effect with Premier LP); or (iv) such holder shall become a Related Entity of, or affiliated with, a Competing Business.

3.4                               Exchange of Class B Common Units.  Founding Limited Partners shall only be entitled to exchange Class B Common Units after the one-year anniversary of the last day of the calendar month in which Premier consummates the IPO and such exchange shall be in accordance with the terms of the Exchange Agreement.  Further, Founding Limited Partners may only exchange Class B Common Units as follows:  (a) each Founding Limited Partner may exchange up to one-seventh of its initial allocation of Class B Common Units (subject to adjustments pursuant to Section 3.9.4) each year (which right shall be cumulative; for example, a Founding Limited Partner that elects not to exchange any Class B Common Units during the first two years after the one-year anniversary of the last day of the calendar month in which Premier consummates the IPO shall be permitted to exchange up to three-sevenths of its initial allocation of Class B Common Units during the third year after the one-year anniversary of the last day of the calendar month in which Premier consummates the IPO) and (b) each Founding Limited Partner may exchange any Class B Common Units acquired by such Founding Limited Partner through the exercise of a right of first refusal under Section 2.2 of the Exchange Agreement at any time.  New Limited Partners may exchange Class B Common Units at any time in accordance with the terms of the Exchange Agreement.  Notwithstanding anything in this Agreement to the contrary, upon the occurrence of a Termination Event, a Terminating Limited Partner (which term shall include, for purposes of this Section 3.4, a New Limited Partner) shall be required to exchange all Class B Common Units held by such Limited Partner that are eligible (as of the Termination Date) for exchange pursuant to this Section, in accordance with the terms of the Exchange Agreement, on the next exchange date following the Termination Date.

3.5                               Authorization and Issuance of Additional Units.  The General Partner may issue additional Class A Common Units and Class B Common Units or establish and issue other Classes of Units, other Ownership Interests in Premier LP or other Premier LP securities (collectively, “Securities”) from time to time with such rights, obligations, powers, designations, preferences and other terms, which may be senior to or otherwise different from any then-existing or future Securities, as the General Partner shall determine from time to time in its sole discretion, without the vote or consent of any other Partner or any other Person, including (a) the right of such Securities to share in Net Profit and Net Loss or items thereof, (b) the right of such Securities to share in Premier LP distributions, (c) the rights of such Securities upon dissolution and liquidation of Premier LP, (d) whether, and the terms and conditions upon which, Premier LP may or shall be required to redeem such Securities (including sinking fund provisions), (e) whether such Securities are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange, (f) the terms and conditions upon which such Securities will be issued, evidenced by certificates or assigned or transferred, (g) the terms and conditions of the issuance of such Securities (including, without limitation, the amount and form of consideration, if any, to be received by Premier LP in respect thereof, the General Partner being expressly authorized, in its sole discretion, to cause Premier LP to issue Securities for less than fair market value to the extent otherwise permitted by law) and (h) the right, if any, of the holder of such Securities to vote on Premier LP matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Securities. The General Partner, without the vote or consent of any other Partner or any other Person, is authorized (x) to issue any Securities of any such newly-established Class or any existing Class and (y) to amend this Agreement to reflect the creation of any such new Class, the issuance of Securities of such Class, and the admission of any Person as a Partner which has received Securities of any such Class.  Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Common Units, the Class B Common Units, and any other Classes of Units that may be established in accordance with this Agreement.

3.6                               Capital Contributions.  Each Partner’s Capital Contribution, if any, whether in cash or in kind, and the number of Units issued to such Partners, shall be as set forth in the books and records of Premier LP.  Any in-kind Capital Contributions shall be effected by a written assignment or such other documents as the General Partner shall direct.  Any Partner making an in-kind Capital Contribution agrees from time to time to do such further acts and execute such further documents as the General Partner may direct to perfect Premier LP’s interest in such in-kind Capital Contribution.

3.7                               Admission of New Limited Partners.

3.7.1                     New Limited Partners.  Except for a Transferee that receives Units in a Permitted Transfer, a new Limited Partner (a “New Limited Partner”) may be admitted only upon the approval of the General Partner in its sole discretion.  Each New Limited Partner shall make such Capital Contribution (if any) and shall receive Units and shall otherwise be admitted upon such terms and conditions required by this Agreement.  Admission of a New Limited Partner (including a New Limited Partner holding Units received in a Permitted Transfer) is conditioned upon the execution of a Joinder in the form attached hereto as Exhibit 3.7.  Upon such admission of a New Limited Partner, the General Partner shall amend Exhibit 3.1 to reflect the Units owned by such New Limited Partner.

3.7.2                     New Class B Common Unitholders.  In addition to the requirements set forth in Section 3.7.1 above, each New Limited Partner that receives Class B Common Units shall be required to (a) enter into a GPO Participation Agreement (except as otherwise approved by the General Partner in its sole discretion, to the extent that (i) a Related Entity of such New Limited Partner has a GPO Participation Agreement in effect with Premier LP or (ii) such New Limited Partner is a Member Facility of another Limited Partner), the Exchange Agreement, the Tax Receivable Agreement, the Registration Rights Agreement and the Voting Trust Agreement; and (b) contribute to Premier LP a Capital Contribution in an amount equal to one percent (1%) of the New Limited Partner’s projected annual purchasing volume under its GPO Participation Agreement, which projection shall be determined by the General Partner in its sole discretion following consultation with the prospective New Limited Partner.  The Capital Contribution of such New Limited Partner shall be paid upon admission in cash, provided, that upon mutual agreement of such New Limited Partner and the General Partner, such New Limited Partner may contribute its Capital Contribution over time together with the Supplemental Capital Contribution Amounts accrued thereon (such payments collectively referred to as a “Capital Contribution Obligation”) or in an alternative manner approved by the General Partner in its sole discretion.  Payments on a Capital Contribution Obligation of a New Limited Partner shall be made by such New Limited Partner every calendar quarter no later than the date on which a tax distribution is made pursuant to Section 5.2.1 below, in an amount equal to the lesser of (x) five (5%) of such Capital Contribution Obligation or (y) the distributions made pursuant to Section 5.2.1 by Premier LP to such New Limited Partner on such date.  In addition, such Capital Contribution Obligation of a New Limited Partner shall be paid by such New Limited Partner to the extent of one hundred percent (100%) of any distribution to such New Limited Partner made pursuant to Section 5.2.2 below, on the date of any such distribution.  Such Capital Contribution Obligation shall be paid by such New Limited Partner in full upon the earlier of (a) five years or (b) a Transfer or exchange by such New Limited Partner of all of its Class B Common Units.  Each New Limited Partner hereby authorizes the General Partner to apply funds that would otherwise be distributable to such New Limited Partner (including without limitation the Class B Unit Redemption Amount) to satisfy such Capital Contribution Obligation.  Notwithstanding anything in this Agreement to the contrary, a Capital Contribution Obligation which is credited to any New Limited Partner as a Capital Contribution shall be credited solely for accounting purposes and for purposes of allocating Net Profits and Net Losses, and Regulations Section 1.704-1(b)(2)(iv)(d)(2) shall apply for all other purposes. The number of Class B Common Units issued to a New Limited Partner pursuant to this Section 3.7.2 shall be equal to the amount of such New Limited Partner’s Capital Contribution divided by the Deemed Per-Unit Value of the Class B Common Units.

3.8                               Outstanding Capital Contribution Obligations of Founding Limited Partners.  All “Contribution Loans” and “New Partner Loans” (as those terms are defined in the Prior Agreement) outstanding as of the Effective Date shall be paid on the same terms applicable to Capital Contribution Obligations as set forth in Section 3.7.2 above; provided, that no Supplemental Capital Contribution Amounts will accrue with respect to Contribution Loans.  Each Founding Limited Partner hereby authorizes the General Partner to apply funds that would otherwise be distributable to such Founding Limited Partner (including without limitation the Class B Unit Redemption Amount) to satisfy the foregoing payment obligations.

3.9                               Additional Class A Common Units to Premier.

3.9.1                     Follow-On Offerings.  If Premier at any time issues additional Class A Common Stock pursuant to a primary public offering registered under the Securities Act (other than the IPO and any exercises by the underwriters of their option to purchase additional shares with respect thereto) or in a private placement (but excluding exchanges under the Exchange Agreement), the net proceeds received by Premier with respect to such shares, if any, shall be concurrently transferred to Premier LP and Premier LP shall issue Class A Common Units registered in the name of the General Partner based on the Fair Market Value of the Class A Common Stock at the time of such transfer.

3.9.2                     Repurchases.  If Premier at any time repurchases or redeems a share of Class A Common Stock, including, without limitation, with respect to the repurchase of any unvested restricted stock awards or units or other restricted equity compensation or with respect to repurchases or redemptions made in the public market or in privately negotiated transactions, Premier LP shall, simultaneously with such repurchase or redemption, redeem one Class A Common Unit registered in the name of the General Partner for every share of Class A Common Stock repurchased or redeemed by Premier, upon the same terms and for the same price (but not including any commissions, fees or taxes) as each share of Class A Common Stock is repurchased or redeemed by Premier.

3.9.3                     Incentive Equity.

(a)  In connection with the exercise of options pursuant to any Premier equity incentive plan (“Options”), Premier shall acquire additional Class A Common Units from Premier LP (which Class A Common Units shall be contributed by Premier to the General Partner upon receipt).  Premier shall exercise its rights under this Section 3.9.3(a) by giving written notice to Premier LP and all Limited Partners.  The notice shall specify the net number of shares of Class A Common Stock issued by Premier pursuant to exercise of the Options.  Premier LP shall issue in turn the Class A Common Units to which Premier is entitled under this Section 3.9.3(a). The number of additional Class A Common Units that Premier shall be entitled to receive under this Section 3.9.3(a) shall be equal to the net number of shares of Class A Common Stock issued by Premier pursuant to the exercise of the Options.  In consideration of the Class A Common Units issued by Premier LP to Premier under this Section 3.9.3(a), Premier shall contribute to Premier LP the net cash consideration, if any, received by Premier in exchange for the shares of Class A Common Stock issued pursuant to exercise of the Options.

(b)  In connection with the grant of Class A Common Stock pursuant to a Premier equity incentive plan (including, without limitation, the issuance of restricted and non-restricted Class A Common Stock, the payment of bonuses in the form of Class A Common Stock, the issuance of Class A Common Stock in settlement of stock appreciation rights or otherwise), other than through the exercise of Options as contemplated in Section 3.9.3(a), Premier shall deliver a notice to Premier LP and all Limited Partners specifying the date on which shares of such Class A Common Stock are vested under applicable law (“Vested Premier Shares”). The notice shall specify the number of Vested Premier Shares.  Premier LP shall (i) issue to Premier a number of Class A Common Units equal to the number of Vested Premier Shares (which Class A Common Units shall be contributed by Premier to the General Partner upon receipt), and (ii) if applicable and notwithstanding Section 5.2 hereof, make a special distribution to the General Partner in respect of such Class A Common Units in an amount equal to any dividends paid or payable by Premier in respect of such Vested Premier Shares that accrued prior to vesting.  Premier shall contribute to Premier LP any cash consideration received by Premier in respect of such Vested Premier Shares.

3.9.4                     Recapitalizations.  Premier LP shall undertake all actions, including without limitation, a reclassification, distribution, division, combination or recapitalization, with respect to the Units, to (a) maintain at all times a one-to-one ratio between the number of Class A Common Units owned by the General Partner and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, the Class B Common Stock and any Premier treasury stock, preferred stock or other securities of Premier that are not convertible into or exercisable or exchangeable for Class A Common Stock and (b) maintain the substantive economic ownership interests between and among the Partners, including the General Partner, in the event of any reclassification, distribution, division, combination or recapitalization.  In the event of any issuance, transfer, cancellation or repurchase of Class A Common Stock by Premier in connection with the immediately preceding sentence, Premier LP shall engage in a concurrent issuance, transfer, cancellation or repurchase of an identical number of Class A Common Units with respect to the General Partner to preserve such one-to-one ratio, and, subject to Section 3.9.3, to the extent that Premier has paid or received any net consideration in connection with any such transaction, Premier LP shall pay to or receive from Premier, as the case may be, such net consideration.  For avoidance of doubt, the General Partner shall take all actions required to ensure that the total number of issued and outstanding Class A Common Units and Class B Common Units shall at all times exactly match the number of issued and outstanding Class A Common Stock and Class B Common Stock, respectively.

4.              CAPITAL ACCOUNTS

4.1                               Allocations.  The Net Profit and Net Loss of Premier LP and any items of income, gain, deduction or loss that are specially allocated in any fiscal period shall be allocated among the Partners as provided in Article 5.

4.2                               Capital Accounts. A separate account (each a “Capital Account”) shall be established and maintained for each Partner for each Class held by the Partner which:

(a)         shall be increased by (i) the amount of cash and the fair market value of any other property contributed by such Partner to Premier LP as a Capital Contribution (net of liabilities secured by such property or that Premier LP assumes or takes the property subject to) and (ii) such Partner’s share of the Net Profit (or items of income or gain) of Premier LP and

(b)         shall be reduced by (i) the amount of cash and the fair market value of any other property distributed to such Partner (net of liabilities secured by such property or that the Partner assumes or takes the property subject to) and (ii) such Partner’s share of the Net Loss (or items of deductions or loss) of Premier LP.

It is the intention of the Partners that the Capital Accounts of Premier LP be maintained in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder and that this Agreement be interpreted consistently therewith. A Partner’s capital account for income tax reporting purposes shall be the sum of the Partner’s Capital Accounts maintained as set forth above.

4.3                               Revaluations of Assets and Capital Account Adjustments.  Unless otherwise determined by the General Partner, immediately preceding the issuance of additional Units in exchange for cash, property or services to a new or existing Partner and upon the redemption of all or a portion of a Partner’s Ownership Interest in Premier LP, the then-prevailing Asset Values of Premier LP shall be adjusted to equal their respective gross fair market values, as determined in good faith by the General Partner, and any increase in the net equity value of Premier LP (Asset Values less liabilities) shall be credited to the Capital Accounts maintained in respect of the Common Units of the Partners in the same manner as Net Profits are credited under Section 5.6.1 (or any decrease in the net equity value of Premier LP shall be charged in the same manner as Net Losses are charged under Section 5.6.1).  Accordingly, as of the date of issuance of additional Units or the redemption of all or a portion of a Partner’s Ownership Interest in Premier LP, the Capital Accounts of Partners will reflect both realized and unrealized gains and losses through such date and the net fair market value of the equity of Premier LP as of such date.

4.4                               Additional Capital Account Adjustments.  Any income of Premier LP that is exempt from federal income tax shall be credited to the Capital Accounts of the Partners in the same manner as Net Profits are credited under Section 5.6 when such income is realized.  Any expenses or expenditures of Premier LP which may neither be deducted nor capitalized for tax purposes (or are so treated for tax purposes) shall be charged to the Capital Accounts of the Partners in the same manner as Net Losses are charged under Section 5.6.  If Premier LP is subject to an election under Section 754 of the Code or any comparable election under applicable state and local tax law to provide a special basis adjustment upon the transfer of an Interest in Premier LP or the distribution of property by Premier LP, Capital Accounts shall be adjusted to the limited extent required by the Regulations under Section 704 of the Code following any such transfer or distribution.

4.5                               Additional Capital Account Provisions.  No Partner shall have the right to demand a return of all or any part of such Partner’s Capital Contributions.  Any return of the Capital Contributions of any Partner shall be made solely from the assets of Premier LP and only in accordance with the terms of this Agreement.  No interest shall be paid to any Partner with respect to such Partner’s Capital Contributions or Capital Account.  In the event that all or a portion of the Units of a Partner are transferred in accordance with this Agreement, the Transferee of such Units shall also succeed to all or the relevant portion of the Capital Account of the transferor.  For purposes of the preceding sentence, the portion of the Capital Account to which the Transferee succeeds shall be the percentage of the transferor’s total Capital Account as the Percentage Interest being transferred bears to the total Percentage Interest of the transferor immediately prior to such transfer.  Units held by a Partner may not be transferred independently of the Interest to which the Units relate.

5.              DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS

5.1                               General Partner Determination.  The General Partner shall determine the timing and the aggregate amount of any Distributions to Partners; provided, however, that unless the General Partner determines that a Tax Distribution made under Section 5.2.1 will cause Premier LP to violate a covenant of Premier LP’s then-existing financing agreements or the Act, the General Partner shall make a Tax Distribution not later than the dates specified in Section 5.2.1.

5.2                               Distributions.  Distributions from Premier LP to its Partners shall be made only after allocating the Net Profit or Net Loss of Premier LP through the date as of which the Distribution is being charged to the Capital Accounts of the Partners.  Such Distributions shall be made in the following order (except that no Partner shall be entitled to receive a Distribution that would create or increase a deficit balance in such Partner’s Capital Account unless the Capital Accounts of all Partners have previously been reduced to zero):

5.2.1                     Tax Distributions in Respect of Common Units.  Subject to Section 5.1, Premier LP shall distribute to all Partners prior to the 60th day after the end of each calendar quarter cash in an aggregate amount equal to a percentage of the allocations of taxable income made or expected to be made pursuant to this Article 5 for such quarter equal to the effective combined federal, state and local income tax rate then payable by Premier, taking into account the benefit of deducting state and local income taxes for federal income tax purposes and any benefit of the dividends received deduction but not taking into account the effect of any increase in basis under Sections 743 or 734 of the Code (the “Tax Distribution”).  Each Tax Distribution in respect of income allocated to the holders of Common Units shall be made to the General Partner and to the holders of Class B Common Units in the aggregate in proportion to Common Units held at the end of such quarter.  Each Tax Distribution made to the holders of Class B Common Units in the aggregate shall be divided among such holders in accordance with the Allocation and Distribution Methodology set forth in Exhibit 5, as amended from time to time.

5.2.2                     Other Distributions in Respect of Common Units.  Next, Premier LP shall distribute to the Partners cash in an aggregate amount, if any, determined at the General Partner’s sole discretion.  Each Distribution under this Section 5.2.2 shall be made to the General Partner and to the holders of Class B Common Units in the aggregate in proportion to Common Units held at the end of the quarter in which such Distribution is declared.  Each Distribution under this Section 5.2.2 made to the holders of Class B Common Units in the aggregate shall be divided among such holders in accordance with the Allocation and Distribution Methodology set forth in Exhibit 5, as amended from time to time.

5.3                               No Violation.  Notwithstanding any provision to the contrary contained in this Agreement, Premier LP shall not make a Distribution to any Partner on account of such Partner’s Interest in Premier LP if such Distribution would violate Section 15905.08 of the Act or other applicable law.

5.4                               Withholdings.  All amounts withheld pursuant to the Code or any federal, state, local or foreign tax law with respect to any payment, distribution or allocation to a Partner shall be treated as amounts paid to such Partner.  Each Partner hereby authorizes the General Partner to withhold from Distributions to Partners, or with respect to allocations to Partners and in each case to pay over to the appropriate federal, state, local or foreign government any amounts required to be so withheld.  The General Partner shall allocate any such amounts to the Partners in respect of whose Distribution or allocation the tax was withheld and shall treat such amounts as actually distributed to such Partners.

5.5                               Property Distributions and Installment Sales.  If any assets of Premier LP shall be distributed in kind pursuant to this Article 5, such assets shall be distributed to the Partners entitled thereto in the same proportions as the Partners would have been entitled to cash Distributions.  To the extent not otherwise recognized by Premier LP, the difference between the fair market value of any property distributed in kind to the Partners and the then-prevailing Asset Value of such property shall be taken into account in determining Net Profit and Net Loss and determining the Capital Accounts of the Partners.  If any assets are sold in transactions in which, by reason of Section 453 of the Code, gain is realized but not recognized, such gain shall be taken into account when realized in computing gain or loss of Premier LP for purposes of allocation of Net Profit or Net Loss under this Article 5 and, if such sales shall involve substantially all the assets of Premier LP, Premier LP shall be deemed to have been dissolved and terminated notwithstanding any election by the Partners to continue Premier LP for purposes of collecting the proceeds of such sales.

5.6                               Net Profit or Net Loss.

5.6.1                     Allocations of Net Profit and Net Loss.  The Net Profit and Net Loss of Premier LP for any relevant fiscal period shall be allocated and credited to the Capital Accounts of the General Partner and of the Limited Partners holding Class B Common Units in the aggregate, in proportion to the numbers of Common Units held. Allocations made to the holders of Class B Common Units in the aggregate shall be divided among such holders in accordance with the Allocation and Distribution Methodology set forth in Exhibit 5, as in effect from time to time.

5.6.2                     Interpretation.  The Partners intend for the allocation provisions set forth in this Agreement to comply with Section 704(b) of the Code and the Regulations thereunder and to appropriately reflect the Partners’ rights to Distributions as set forth in Sections 5.2 and 12.2, and Premier LP shall interpret the provisions in accordance with such intent and make such adjustments in Capital Accounts and allocations as may be necessary to effect such intent.

5.7                               Regulatory Allocations.  Notwithstanding Section 5.6, although the Partners do not anticipate that events will arise that will require application of this Section 5.7, provisions governing the allocation of taxable income, gain, loss, deduction and credit (and items thereof) are included in this Agreement as may be necessary to provide that Premier LP’s allocation provisions contain a so-called “Qualified Income Offset” and comply with all provisions relating to the allocation of so-called “Nonrecourse Deductions” and “Partner Nonrecourse Deductions” and the chargeback thereof as set forth in the Regulations under Section 704(b) of the Code (the “Regulatory Allocations”); provided, however, that the Partners intend that all Regulatory Allocations that may be required shall be offset by other Regulatory Allocations or special allocations of items so that each Partner’s share of the Net Profit, Net Loss and capital of Premier LP will be the same as it would have been had the events requiring the Regulatory Allocations not occurred.  For this purpose the General Partner, based on the advice of Premier LP’s auditors or tax counsel, is hereby authorized to make such special curative or remedial allocations of tax items as may be necessary to minimize or eliminate any economic distortions that may result from any required Regulatory Allocations.

5.8                               Tax Allocations: Code Section 704(c) and Unrealized Appreciation or Depreciation.

5.8.1                     Contributed Assets.  In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to Premier LP with an adjusted basis for federal income tax purposes different from its initial Asset Value shall, solely for tax purposes, be allocated among the Partners so as to take into account such difference in the manner required by Section 704(c) of the Code and the applicable Regulations.

5.8.2                     Revalued Assets.  If upon the acquisition of additional Units in Premier LP by a new or existing Partner, or upon the redemption of all or a portion of a Partner’s Ownership Interest in Premier LP, the Asset Value of any of the assets of Premier LP is adjusted pursuant to Section 4.3, subsequent allocations of income, gain, loss and deduction with respect to such assets shall, solely for tax purposes, be allocated among the Partners so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the applicable Regulations.

5.8.3                     Elections and Limitations.  The allocations required by this Section 5.8 are solely for purposes of federal, state and local income taxes and shall not affect the allocation of Net Profits or Net Losses among Partners or any Partner’s Capital Account.  All tax allocations required by this Section 5.8 shall be made using the so called “traditional method” described in Regulations Section 1.704-3(b).

5.8.4                     Allocations.  Except as noted above, all items of income, deduction and loss shall be allocated for federal, state and local income tax purposes in the same manner as such items are allocated for purposes of calculating Net Profits and Net Losses.

6.              STATUS, RIGHTS AND POWERS OF LIMITED PARTNERS

6.1                               Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of Premier LP, whether arising in contract, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of Premier LP, and no Limited Partner shall be obligated personally for any such debt, expense, obligation or liability of Premier LP solely by reason of being a Limited Partner.  All Persons dealing with Premier LP shall have recourse solely to the assets of Premier LP for the payment of the debts, obligations or liabilities of Premier LP.  In no event shall any Limited Partner be required to make up any deficit balance in such Limited Partner’s Capital Account upon the liquidation of such Limited Partner’s Interest or otherwise.

6.2                               Return of Distributions of Capital.  Except as otherwise expressly required by law, a Limited Partner, in such capacity, shall have no liability for obligations or liabilities of Premier LP in excess of (a) the amount of such Limited Partner’s Capital Contributions, (b) such Limited Partner’s share of any assets and undistributed profits of Premier LP and (c) to the extent required by law, the amount of any Distributions wrongfully distributed to such Limited Partner.  Except as required by law, no Limited Partner shall be obligated by this Agreement to return any Distribution to Premier LP or pay the amount of any Distribution for the account of Premier LP or to any creditor of Premier LP; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Limited Partner is obligated to return or pay for the account of Premier LP or to any creditor of Premier LP any part of any Distribution, such obligation shall bind such Limited Partner alone and not any other Partner.  The provisions of the immediately preceding sentence are solely for the benefit of the Partners and shall not be construed as benefiting any Person not part of this Agreement.  The amount of any Distribution returned to Premier LP by a Limited Partner or paid by a Limited Partner for the account of Premier LP or to a creditor of Premier LP shall be added to the account or accounts from which it was subtracted when it was distributed to such Limited Partner.

6.3                               No Management or Control.  Except as expressly provided in this Agreement, no Limited Partner shall take part in or interfere in any manner with the management of the business and affairs of Premier LP or have any right or authority to act for or bind Premier LP.

6.4                               Specific Limitations.  No Limited Partner shall have the right or power to (a) withdraw or reduce such Limited Partner’s Capital Contribution, except as a result of the dissolution of Premier LP or as otherwise provided by law or in this Agreement, (b) make voluntary Capital Contributions or to contribute any property to Premier LP other than cash, except as provided in this Agreement, (c) bring an action for partition against Premier LP or any Premier LP assets, (d) cause the termination and dissolution of Premier LP, except as set forth in this Agreement or (e) upon the Distribution of its Capital Contribution require that property other than cash be distributed in return for its Capital Contribution.  Each Limited Partner hereby irrevocably waives any such rights.

6.5                               Limited Partner Voting.  Except as otherwise set forth in this Agreement, all powers of the Limited Partners shall be exercised in accordance with Section 7.3 by the appointment of the General Partner.

6.6                               Required Consents.  Notwithstanding the grant of authority to the General Partner pursuant to Section 7.3 and notwithstanding any other provision of this Agreement:  (i) the prior written consent of a majority in interest of each Class of Ownership Interests held by Limited Partners shall be required to approve any merger of Premier LP; and (ii) so long as the total number of Units held by the Founding Limited Partners equals or exceeds 20% of the Post-IPO Partnership Units, none of the following actions shall be taken by Premier LP without the prior written consent of a majority in interest of the Units then held by the Founding Limited Partners:

(a)         without limiting Section 15.1, any amendment, modification, supplement or restatement of or to this Agreement, other than an amendment, modification, supplement or restatement (i) being executed solely to reflect any dilution in the Partners’ Interests resulting from the issuance of Units as contemplated by Article 3 or (ii) being executed solely to reflect the acceptance of a New Limited Partner pursuant to Article 11; provided, that any such amendment, modification, supplement or restatement treats all Partners ratably based on their Percentage Interests; or

(b)         the dissolution, liquidation or winding up of Premier LP.

6.7                               Limited Partner Compensation; Expenses; Loans.

(a)         No Limited Partner shall receive any salary, fee or draw for services rendered to or on behalf of Premier LP except as provided under a separate written agreement between Premier LP and such Limited Partner or a policy approved by the General Partner.  Except as otherwise approved, permitted or contemplated by or pursuant to a policy approved by the General Partner, no Limited Partner shall be reimbursed for any expenses incurred by such Limited Partner on behalf of Premier LP.

(b)         Any Limited Partner or Related Entity may, to the extent approved by the General Partner, lend or advance money to Premier LP (it being understood that no such loan or advance shall be deemed to take place in the ordinary course of business).  If any Limited Partner or Related Entity shall make any such permitted loan or loans to Premier LP or advance money on Premier LP’s behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of Premier LP but shall be a debt due from Premier LP.  Unless otherwise agreed by the lending Limited Partner or Related Entity and Premier LP and approved by the General Partner, the amount of any such loan or advance by a lending Limited Partner or Related Entity shall be repayable out of Premier LP’s cash and shall bear interest at a rate not in excess of the prime rate established, from time to time, by any major bank selected by the General Partner for loans to its most creditworthy commercial borrowers, plus up to two percent per annum as agreed upon by the General Partner and the Limited Partner and on such other terms and conditions no less favorable to Premier LP than if such lending Limited Partner or Related Entity had been an independent third party.  None of the Limited Partners or their Related Entities shall be obligated to make any loan or advance to Premier LP.

7.              DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES
AND DUTIES OF THE GENERAL PARTNER

7.1                               General Partner.  Premier LP shall be managed by the General Partner.

7.2                               Resignation.  The General Partner may resign at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein or, if no such time be specified in such written resignation, then at the time of receipt of such written resignation by the President or the Secretary of Premier LP.  The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in such resignation.

7.3                               Authority of the General Partner.  Subject to the provisions of this Agreement that require the consent or approval of one or more Limited Partners, the General Partner shall have the exclusive power and authority to manage the business and affairs of Premier LP and to make all decisions with respect thereto.  Except as otherwise expressly provided in this Agreement, the General Partner or Persons designated by the General Partner, including officers and agents appointed by the General Partner, shall be the only Persons authorized to execute documents which shall be binding on Premier LP.  To the fullest extent permitted by California law, but subject to any specific provisions hereof granting rights to Limited Partners, the General Partner shall have the power to perform any acts, statutory or otherwise, with respect to Premier LP or this Agreement, which would otherwise be possessed by the Partners under California law, and the Partners shall have no power whatsoever with respect to the management of the business and affairs of Premier LP.  Without limiting the foregoing provisions of this Section 7.3, the General

Partner shall have the sole power to manage or cause the management of Premier LP, including, without limitation, the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of Premier LP (including, without limitation, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by Premier LP) or the conversion of Premier LP pursuant to Article 11 of the Act.  Notwithstanding anything in this Agreement to the contrary, Premier LP’s Group Purchasing Policy and Recruitment and Retention Policy may only be modified with the approval of a majority of the General Partner’s Board of Managers after consultation with applicable Premier stockholder committees.

7.4                               Reliance by Third Parties.  Any Person dealing with Premier LP or the Partners may rely upon a certificate signed by the General Partner as to (a) the identity of the Partners, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by Partners or are in any other manner germane to the affairs of Premier LP, (c) the Persons which are authorized to execute and deliver any instrument or document of or on behalf of Premier LP, (d) the authorization of any action by or on behalf of Premier LP by the General Partner or any officer or agent acting on behalf of Premier LP, (e) any act or failure to act by Premier LP or (f) as to any other matter whatsoever involving Premier LP or the Partners.

7.5                               Set-Off.

(a)                                 In addition to any rights Premier LP may have as a matter of law or otherwise, the General Partner shall have the right (but will not be obligated) without prior notice to a Limited Partner or any other Person to set-off or apply any obligation of such Limited Partner owed to Premier LP or its Related Entities (whether or not matured or contingent and whether or not arising under this Agreement) against any obligation of Premier LP owed to such Limited Partner (whether or not matured or contingent and whether or not arising under this Agreement), including, without limitation, Premier LP’s obligation to pay such Limited Partner any amounts under Sections 3.3 or 5.2 of this Agreement or Section 4.1 of the GPO Participation Agreement

(b)                                 In the event that the operation of this Section 7.5 results in any Limited Partner owing a net amount to Premier LP or its Related Entities, such Limited Partner shall be unconditionally obligated to pay such amount to Premier LP or to such Related Entity concurrently with the consummation of any exchange or sale of Class B Common Units beneficially held by such Limited Partner.  Any such payment shall be made by certified or bank cashiers’ check or wire transfer of immediately available funds.

8.              DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES
AND DUTIES OF OFFICERS AND AGENTS

8.1                               Officers, Agents.  The General Partner shall have the power to appoint officers and agents to act for Premier LP with such titles, if any, as the General Partner deems appropriate and to delegate to such officers or agents such of the powers as are granted to the General Partner hereunder, including the power to execute documents on behalf of Premier LP, as the General Partner may in its sole discretion determine.  The officers so appointed may include, without limitation, Persons holding titles such as Chairman, President, Chief Executive

Officer, Chief Operating Officer, Chief Financial Officer, Vice President, Treasurer, Secretary, Assistant Treasurer and Assistant Secretary (each such appointee, an “Officer”).  Unless the authority of such an officer is limited or specified in the document appointing such officer or in such officer’s employment agreement or is otherwise specified or limited by the General Partner, any officer so appointed shall have the same authority to act for Premier LP as a corresponding officer of a California corporation would have to act for a California corporation in the absence of a specific delegation of authority and as more specifically set forth in this Article 8.

8.2                               Appointment.  The officers may be appointed by the General Partner at any time, and the General Partner may delegate to any officer the power to elect or appoint any other officer or any agents.  Officers must be natural persons.

8.3                               Tenure.  Each officer shall hold office until such officer’s respective successor is chosen and qualified unless a different period shall have been specified by the terms of such officer’s election or appointment or until such officer sooner dies, resigns, is removed or becomes disqualified.  Each agent shall retain such agent’s authority at the pleasure of the General Partner or the officer by whom such agent was appointed or by the officer who then holds such agent’s appointive power.

8.4                               Vacancies.  If the office of any officer becomes vacant, any Person empowered to elect or appoint such officer may choose a successor therefor.  Each such successor shall hold office for such officer’s unexpired term and until such successor is chosen and qualified or until such successor sooner dies, resigns, is removed or becomes disqualified.

8.5                               Resignation and Removal.  The General Partner may at any time remove any officer either with or without cause.  The General Partner may at any time terminate or modify the authority of any agent.  Any officer may resign at any time by delivering such officer’s resignation in writing to the General Partner.  Such resignation shall be effective upon receipt unless specified to be effective at some other time and without in either case the necessity of its being accepted unless the resignation shall so state.

8.6                               Compensation.  An officer shall receive such compensation as may be determined from time to time by General Partner or as otherwise provided in a written employment agreement.

8.7                               Delegation.  Unless prohibited by the General Partner, an officer appointed by the General Partner may delegate in writing some or all of the duties and powers of such Person’s management position to other Persons.  An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.

9.              BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1                               Books and Records.  The books and records of Premier LP shall reflect all Premier LP’s transactions and shall be appropriate and adequate for Premier LP’s business.  Premier LP shall maintain at its principal office or such other office as the General Partner shall determine all of the following:

(a)         a current list of the full name and last known business or residential address of each Partner;

(b)         information regarding the amount of cash and a description and statement of the agreed value of all other property and services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each Partner became a Partner of Premier LP;

(c)          a copy of the Certificate of Limited Partnership and this Agreement, including any amendments thereto, together with executed copies of any powers of attorney pursuant to which the Certificate of Limited Partnership or this Agreement or any such amendments have been executed;

(d)         copies of Premier LP’s federal, state and local income tax and information returns and reports;

(e)          the financial statements of Premier LP; and

(f)           Premier LP’s books and records.

9.2                               Delivery to Limited Partner, Inspection.  Upon the request of any Limited Partner for any purpose reasonably related to such Limited Partner’s Interest, the General Partner shall allow the Limited Partner and its designated representatives or agents, upon at least two business days prior written notice to the General Partner and during reasonable business hours, to examine Premier LP’s books and records for such purpose, including, without limitation, books and records related to the Premier Program, at the Limited Partner’s sole cost and expense. A Limited Partner requesting such an examination of Premier LP’s books and records may also request, and the General Partner shall endeavor to cause, representatives of Premier LP and the independent certified public Accountants for Premier LP to be made available to discuss such books and records.  In addition, each Limited Partner shall have the right to obtain from Premier LP such other information regarding Premier LP’s affairs and financial condition as is just and reasonable.  The foregoing rights shall be subject to such reasonable standards as may be established by the General Partner from time to time. The rights and privileges set forth in this Section 9.2 shall not apply (a) to any assignee of a Limited Partner except to the extent required by the Act or (b) to any Limited Partner employed by, retained by, affiliated with or controlled by a Competing Business at the time of request or examination.

9.3                               Accounting; Fiscal Year.  Premier LP will prepare its financial reports in accordance with GAAP.  The General Partner may, without any further consent of the Limited Partners (except as specifically required by the Code), apply for IRS consent to, and otherwise effect a change in, Premier LP’s Fiscal Year.

9.4                               Reports.

(a)         General.  The General Partner shall be responsible for causing the preparation of financial reports of Premier LP and the coordination of financial matters of Premier LP with Premier LP’s Accountants.

(b)         Periodic and Financial Reports.  Premier LP shall maintain and provide to each Partner upon request the following financial statements prepared, in each case in accordance with GAAP; provided, however, that items or entries in such financial statements that relate to Capital Contributions, Net Profits and Net Losses and other allocations, Distributions or Capital Accounts shall be construed, determined and reported to Partners in accordance with this Agreement.

(i)             As soon as reasonably practicable following the end of each Fiscal Year (and in any event not later than ninety (90) days after the end of such Fiscal Year), a balance sheet of Premier LP as of the end of such Fiscal Year and the statements of operations, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements, Partners’ Capital Accounts and changes therein, all of which shall be audited and certified by Premier LP’s Accountants, and in each case setting forth in comparative form the corresponding figures for Premier LP (to the extent then in existence) for the immediately preceding Fiscal Year.

(ii)          As soon as reasonably practicable following the end of each of the first three fiscal quarters of each Fiscal Year and following the end of each of the first eleven months of each Fiscal Year (and in any event not later than forty-five (45) days after the end of such fiscal quarter or month, as the case may be), an unaudited balance sheet of Premier LP as of the end of such fiscal quarter or month, as the case may be and the unaudited statements of operations and cash flows for such fiscal quarter or month, as the case may be, and for the Fiscal Year to date, in each case setting forth in comparative form the corresponding figures for Premier LP (to the extent then in existence) for the prior Fiscal Year’s fiscal quarter or month, as the case may be, and the fiscal quarter or month, as the case may be, just completed.

(c)          Other Reports.  The General Partner shall cause to be delivered promptly to the Limited Partners such other information as is customarily provided to stockholders or limited partners, such as reports of adverse developments, management letters and press releases.

9.5                               Filings.  At Premier LP’s expense, the General Partner shall cause the income tax returns for Premier LP to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Limited Partner such information with respect to Premier LP (including without limitation a Schedule setting forth such Limited Partner’s distributive share of Premier LP’s income, gain, loss, deduction and credit as determined for federal income tax purposes) as is necessary to enable such Limited Partner to prepare such Limited Partner’s federal and state income tax returns.  The General Partner, at Premier LP’s expense, shall also cause to be prepared and timely filed with appropriate federal and state regulatory and administrative authorities all reports required to be filed by Premier LP with such authorities under then-current applicable laws, rules and regulations.

9.6                               Non-Disclosure.  Each Partner agrees that, except as otherwise consented to by the General Partner, all non-public information furnished to such Partner pursuant to this

Agreement or otherwise regarding Premier LP or its business that is not generally available to the public (“Confidential Information”) will be kept confidential and will not be disclosed by such Partner, or by any of such Partner’s agents, representatives or employees, in any manner, in whole or in part, except that (a) each Partner shall be permitted to disclose such Confidential Information to such Partner’s agents, representatives and employees who need to be familiar with such information in connection with such Partner’s investment in Premier LP and who are charged with an obligation of confidentiality, (b) each Partner shall be permitted to disclose Confidential Information to the extent required by law, so long as such Partner shall have first provided Premier LP a reasonable opportunity to contest the necessity of disclosing such information and (c) each Partner shall be permitted to disclose Confidential Information to the extent necessary for the enforcement of any right of such Partner arising under this Agreement.  Notwithstanding the foregoing, each Partner may disclose to its tax and legal advisors, to the extent necessary, the tax treatment and tax structure of the Reorganization and all materials of any kind (including opinions or other tax analyses) that are provided by Premier LP to the Partner relating to such tax treatment and tax structure.

9.7                               Restrictions on Receipt.  The rights of Limited Partners to receive reports or to request information pursuant to this Article 9 shall be subject to Section 3.3.

10.       TAX MATTERS PARTNER

10.1                        Tax Matters Partner.  The General Partner shall act as the tax matters partner within the meaning of and pursuant to Regulations Sections 301.6231(a)(7)-1 and -2 or any similar provision under state or local law and in such capacity is referred to as the “Tax Matters Partner”.

10.2                        Indemnity of Tax Matters Partner.  Premier LP shall indemnify and reimburse the Tax Matters Partner for all expenses (including legal and accounting fees) incurred as Tax Matters Partner pursuant to this Article 10 in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners attributable to Interest in Premier LP.

10.3                        Tax Returns.  Unless otherwise directed by the General Partner, all tax returns of Premier LP shall be reviewed and signed by an independent certified public accountancy firm or other paid preparer.

10.4                        Tax Elections.  The General Partner shall, without any further consent of the Partners being required (except as specifically required herein), cause Premier LP to make any and all elections for federal, state, local and foreign tax purposes, including, without limitation, any election, if permitted by applicable law (i) to make the election provided for in Code Section 6231(a)(1)(B)(ii) or take any other action necessary to cause the provisions of Code Sections 6221 through 6231 to apply to Premier LP, (ii) to take any action necessary or appropriate to continue the election made by Premier LP pursuant to Code Section 754 or comparable provisions of state, local or foreign law as in effect at the Effective Date, including making a new or a protective Section 754 election, to assure such Section 754 election is and remains effective and that such Section 754 election is not revoked without the consent of all Partners, and to adjust the basis of property pursuant to Code Sections 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Interests and Premier LP distributions, (iii) to extend the statute of limitations for assessment of tax deficiencies against the Partners with respect to adjustments to Premier LP’s federal, state, local or foreign tax returns and, (iv) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local or foreign law, to represent Premier LP and the Partners before taxing authorities or courts of competent jurisdiction in tax matters affecting Premier LP or the Partners in their capacities as Partners, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters (including agreements or other documents that bind the Partners with respect to such tax matters or otherwise affect the rights of Premier LP and the Partners).

10.5                        Tax Information.  Tax information shall be delivered to each Partner as soon as practicable after the end of each Fiscal Year of Premier LP but not later than 30 days prior to the due date of the applicable tax return (including extensions).  Upon request, Premier LP shall make such additional information available as shall be reasonably requested by any Partner in order for such Partner to be able to complete its tax returns.

11.       TRANSFER OF INTERESTS

11.1                        Restricted Transfer.  Except for Permitted Transfers, no Partner shall Transfer all or any part of its Units, or the economic or other rights that comprise such Partner’s Interest, unless such Transfer is first approved by the General Partner.  In no event will a Partner be permitted to Transfer all or any of its Units, or all or any part of the economic or other rights that comprise such Partner’s Interest, to a Competing Business.  Premier LP shall maintain a record of the ownership of Units which shall initially be as set forth on Exhibit 3.1 and which shall be amended from time to time to reflect Transfers of Units.  Subject to restrictions on the transferability of Units as set forth herein, Units shall be Transferred by delivery to Premier LP of an instruction by the registered owner of a Unit requesting registration of Transfer of such Units and the recording of such Transfer in the records of Premier LP.

11.2                        Termination of Partnership.  No Partner shall resign or withdraw from Premier LP except that, subject to the restrictions set forth in this Article 11, any Partner may Transfer its Units in Premier LP to a transferee (a “Transferee”) and such Transferee may become a Partner in place of the Partner assigning such Units.

11.3                        Consent.  Each Partner hereby agrees that, upon satisfaction of the terms and conditions of this Article 11 with respect to any proposed Transfer, the Person proposed to be the Transferee in such Transfer may be admitted as a Partner.

11.4                        Withdrawal of Partner.  If a Partner Transfers all of its Units pursuant to Section 11.1 and the Transferee of such Units is admitted as a Partner, the Partner transferring such Units shall cease to be a Partner of Premier LP immediately following such admission (which shall be effective on the effective date of the Transfer or such other date as may be specified).  From and after such Transfer, such Partner shall not be entitled to any Distributions or any other rights associated with an Interest in Premier LP.

11.5                        Noncomplying Transfers Void.  Any Transfer in contravention of this Article 11 shall be void and of no effect and shall not bind nor be recognized by Premier LP.

11.6                        Amendment of Exhibit 3.1.  In the event of the admission of any New Limited Partner or Transferee as a Partner of Premier LP, the General Partner shall promptly amend Exhibit 3.1 to reflect such admission.

12.       DISSOLUTION OF COMPANY

12.1                        Events of Dissolution.  Premier LP shall be dissolved upon the occurrence of any of (a) the entry of a decree of judicial dissolution under Section 15908.02 of the Act, (b) subject to Section 6.6, the written determination of Partners holding two-thirds of the Units or (c) the disposition of all of Premier LP’s assets.

12.2                        Liquidation.  Upon dissolution of Premier LP for any reason, Premier LP shall immediately commence to wind up its affairs.  A reasonable period of time shall be allowed for the orderly termination of Premier LP’s business, discharge of Premier LP’s liabilities and distribution or liquidation of Premier LP’s remaining assets so as to enable Premier LP to minimize the normal losses attendant to such liquidation process.  Premier LP’s property and assets or the proceeds from the liquidation thereof shall be distributed so as not to contravene the Act and shall be distributed to the holders of Class A Common Units and Class B Common Units in the aggregate in proportion to Common Units outstanding.  Distributions to the holders of Class B Common Units in the aggregate shall be made among such holders in proportion to Class B Common Units held except to the extent otherwise provided in Section 5.2.1.  A full accounting of the assets and liabilities of Premier LP shall be taken and a statement thereof shall be furnished to each Partner promptly after the Distribution of all of the assets of Premier LP.  Such accounting and statement shall be prepared under the direction of the General Partner.

12.3                        No Action for Dissolution.  The Partners acknowledge that irreparable damage would be done to the goodwill and reputation of Premier LP if any Partner should bring an action in court to dissolve Premier LP under circumstances where dissolution is not required by Section 12.1.  This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Interests of all Partners.  Accordingly, except where the General Partner has failed to liquidate Premier LP as required by Section 12.2, each Partner hereby waives and renounces its right to initiate legal action to seek dissolution of Premier LP or to seek the appointment of a receiver or trustee to liquidate Premier LP.

12.4                        No Further Claim.  Upon dissolution, each Partner shall have recourse solely to the assets of Premier LP for the return of such Partner’s capital, and if Premier LP’s property remaining after payment or discharge of the debts and liabilities of Premier LP (including debts and liabilities owed to one or more of the Partners), is insufficient to return the aggregate Capital Contributions of each Partner, such Partner shall have no recourse against Premier LP, the General Partner or any other Partner.

13.       INDEMNIFICATION

13.1                        General.  To the fullest extent permitted by law, Premier LP shall indemnify, defend and hold harmless each Partner, including the Tax Matters Partner in such Partner’s capacity as such, and each such Person’s officers, directors, partners, members, shareholders and employees, and the employees and officers of Premier LP (all indemnified persons being referred to as “Indemnified Persons” for purposes of this Article 13), from any liability, loss or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person on behalf of Premier LP (except for acts prohibited under Section 6.3) or by reason of the fact that the Indemnified Person is or was serving at the request of Premier LP as an officer, director, partner, trustee, employee, representative or agent of another Person from liabilities or obligations of Premier LP imposed on such Indemnified Person by virtue of such Person’s position with Premier LP and from any liability, loss or damage arising from any breach by Premier LP of any of the representations, warranties and covenants of Premier LP contained herein, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that if the liability, loss or damage arises out of any action or inaction of an Indemnified Person, indemnification under this Section 13.1 shall be available only if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined in good faith that its course of conduct was in, or not opposed to, the best interests of Premier LP or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its inaction to be harmful or opposed to the best interests of Premier LP and (b) such action or inaction did not constitute fraud or willful misconduct by the Indemnified Person; provided, further, that indemnification under this Section 13.1 shall be recoverable only from the assets of Premier LP and not from any assets of the Partners.  Premier LP shall pay or reimburse reasonable attorneys’ fees of an Indemnified Person as incurred, provided that such Indemnified Person executes an undertaking, with appropriate security if requested by the General Partner, to repay the amount so paid or reimbursed in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Article 13.

13.2                        Exculpation.  No Indemnified Person shall be liable, in damages or otherwise, to Premier LP or to any Partner for any loss that arises out of any act performed or omitted to be performed by the Indemnified Person pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined in good faith that such Indemnified Person’s course of conduct was in, or not opposed to, the best interests of Premier LP or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend such Indemnified Person’s inaction to be harmful or opposed to the best interests of Premier LP and (b) the conduct of the Indemnified Person did not constitute fraud or willful misconduct by such Indemnified Person.

13.3                        Persons Entitled to Indemnity.  Any Person who is an “Indemnified Person” at the time of any action or inaction in connection with the business of Premier LP shall be entitled to the benefits of this Article 13 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be an “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder.

13.4                        Indemnification Agreements.  In the event that Premier enters into an indemnification agreement (“Indemnification Agreement”) in the form attached hereto as Exhibit 13.4 with any of the directors, officers, employees or agents of Premier or persons who serve, at the request of Premier, as the directors, officers, employees or agents of any Affiliate (as defined in the Indemnification Agreement), Premier LP shall reimburse Premier for all expense incurred by Premier under such agreements.

13.5                        Duties of the General Partner.  Without limiting applicability of any other provision of this Agreement, (including, without limitation, the other provisions of this Article 13, which shall control notwithstanding anything to the contrary in this Section 13.5), the following provisions shall be applicable to the General Partner:

(a)         The General Partner shall have the benefit of the business judgment rule to the same extent as if the General Partner were a director of a California corporation; and

(b)         The General Partner shall have the same duties of care and loyalty as the General Partner would have if the General Partner was a director of a California corporation but in no event shall the General Partner be liable for any action or inaction for which exculpation is provided under Section 13.2.

13.6                        Interested Transactions.  To the fullest extent permitted by law, the General Partner shall not be deemed to have breached its duty of loyalty to Premier LP or the Limited Partners (and the General Partner shall not be liable to Premier LP or to the Limited Partners for breach of any duty of loyalty or analogous duty) with respect to any action or inaction in connection with or relating to any transaction that was approved in accordance with Section 6.6.

13.7                        Fiduciary and Other Duties.

13.7.1              Limitation of Duties.  An Indemnified Person acting under this Agreement shall not be liable to Premier LP or to any other Indemnified Person for such Indemnified Person’s good-faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they limit the duties (including fiduciary duties) and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.

13.7.2              Waiver of Corporate Opportunity Doctrine.  Notwithstanding any other provision of this Agreement or otherwise applicable law, whenever in this Agreement an Indemnified Person is permitted or required to make a decision (a) in his, her or its discretion or under a grant of similar authority, the Indemnified Person shall be entitled to consider only such interests and factors as such Indemnified Person desires, including his, her or its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting Premier LP or any other Person, or (b) in his, her or its good faith or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standards.

14.       REPRESENTATIONS AND COVENANTS BY THE LIMITED PARTNERS

Each Limited Partner hereby represents and warrants to, and agrees with, the General Partner, the other Limited Partners and Premier LP as follows:

14.1                        Due Organization and Authority.  Such Limited Partner is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  Such Limited Partner has the necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement has been duly authorized by all necessary action.  This Agreement constitutes the legal, valid, and binding obligation of such Limited Partner.

14.2                        Investment Intent.  Such Limited Partner is acquiring such Limited Partner’s Units with the intent of holding such Units for investment for such Limited Partner’s own account and without the intent or a view of participating directly or indirectly in any distribution of  such Units within the meaning of the Securities Act or any applicable state securities laws.

14.3                        Securities Regulation; Accredited Investor Status.  Such Limited Partner acknowledges and agrees that such Limited Partner’s Interest is being issued in reliance on one or more exemptions from registration under the Securities Act and one or more exemptions contained in applicable state securities laws and that such Limited Partner’s Interest cannot and will not be sold or transferred except in a transaction that is exempt under the Securities Act and applicable state securities laws or pursuant to an effective registration statement under the Securities Act and applicable state securities laws.  Such Limited Partner understands that the Units have not been registered under the Securities Act on the grounds that its acquisition of Units is exempt under Section 4(2) of such Act as not involving a public offering and represents and warrants that it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.  Such Limited Partner further understands that no securities administrator of any state or the Federal government has made any finding or determination relating to the fairness of acquiring such Limited Partner’s Interest and that no securities administrator of any state or the Federal government has or will recommend or endorse any offering of the Units.  Such Limited Partner understands that such Limited Partner has no contractual right for the registration under the Securities Act of such Limited Partner’s Interest for public sale and that, unless such Limited Partner’s Interest is registered under the Securities Act or an exemption from such registration is available, such Limited Partner’s Interests may be required to be held indefinitely.

14.4                        Knowledge and Experience.  Such Limited Partner has such knowledge and experience in financial, tax and business matters as to enable such Limited Partner to evaluate the merits and risks of such Limited Partner’s investment in Premier LP and to make an informed investment decision with respect thereto.

14.5                        Economic Risk.  Such Limited Partner is aware that acquisition of such Limited Partner’s Interest involves a high degree of risk which may result in the loss of the total amount of such Limited Partner’s investment, and no assurances have been made regarding the economic or tax consequence which may result from owning such Limited Partner’s Interest, nor has any assurance been made that existing laws may not be modified in the future in a manner which adversely affects such consequences.

14.6                        Investment Company Status.  Such Limited Partner is not, and none of its Affiliates is, nor will Premier LP as a result of such Partner holding an Interest be, an “investment company” as defined in, or subject to regulation or registration under, the Investment Company Act of 1940.

14.7                        Purchasing Information.  Such Limited Partner confirms that all documents, agreements, books and records pertaining to Premier LP, its Premier Program Purchases and the

allocation and distribution provisions of this Agreement have been made available to such Limited Partner.

14.8                        Information.  Such Limited Partner has received all documents, books and records pertaining to an investment in Premier LP as has been requested by such Limited Partner.  Such Limited Partner has had a reasonable opportunity to ask questions of and receive answers concerning Premier LP, and all such questions have been answered to such Limited Partner’s satisfaction.

14.9                        Binding Agreement.  Such Limited Partner has all requisite power and authority to enter into and perform its obligations under this Agreement and this Agreement is and will remain such Limited Partner’s valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors rights).

14.10                 Tax Position.  Unless such Limited Partner provides prior written notice to Premier LP, such Limited Partner will not take a position on such Limited Partner’s federal income tax return, in any claim for refund or in any administrative or legal proceeding that is inconsistent with this Agreement or with any information return filed by Premier LP.

14.11                 Licenses and Permits.  Such Limited Partner will cooperate in providing such information, in signing such documents and in taking any other action as may reasonably be requested by Premier LP in connection with obtaining any foreign, federal, state or local license or permit needed to operate Premier LP’s business or the business of any entity in which Premier LP invests.

15.       AMENDMENTS TO AGREEMENT

15.1                        Amendments.  This Agreement may be modified or amended with the prior written consent of the General Partner, subject to Section 6.6.  Notwithstanding the foregoing, Section 6.6 and this Section 15.1 may not be amended without the approval of a majority in interest of the Units held by the Limited Partners, and other provisions of this Agreement may not be amended without the approval of a majority in interest of the Units held by the Limited Partners if the amendment (a) would reduce the Limited Partners’ Interests or would reduce the allocation to the Limited Partners of Net Profit or Net Loss, or would reduce the Distributions of cash or property to Limited Partners from that which is provided or contemplated herein, unless such amendment treats all Limited Partners ratably based on their Interests and such amendment is being executed to reflect (i) any dilution in such Limited Partner’s Interest resulting from the issuance of Units contemplated by Article 3 or (ii) the acceptance of a new Limited Partner pursuant to Article 11 or (b) would increase such Person’s obligation to make Capital Contributions or obligation with respect to other liabilities.  All amendments to this Agreement will be sent to each Limited Partner promptly after the effectiveness thereof.

15.2                        Corresponding Amendment of Certificate.  The General Partner shall cause to be prepared and filed any amendment to the Certificate of Limited Partnership that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

15.3                        Binding Effect.  Any modification or amendment to this Agreement pursuant to this Article 15 shall be binding on all Partners.

16.       GENERAL

16.1                        Successors; Governing Law; Etc.  This Agreement (a) shall be binding upon the executors, administrators, estates, heirs and legal successors of the Partners, (b) shall be governed by and construed in accordance with the laws of the State of California and (c) may be executed in more than one counterpart, all of which together shall constitute one agreement.  The waiver of any of the provisions, terms or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms or conditions hereof.

16.2                        Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed (a) if to any Limited Partner, at the most recent address for such Limited Partner maintained in Premier LP’s records and (b) if to Premier LP or to the General Partner, at 13034 Ballantyne Corporate Place, Charlotte, North Carolina, 28277, Attention: Chief Executive Officer.

16.3                        Power of Attorney.  Each Limited Partner hereby irrevocably appoints the General Partner as such Limited Partner’s true and lawful representative and attorney-in-fact, each acting alone, in such Limited Partner’s name, place and stead (a) to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any amendment to this Agreement or which may be required by this Agreement (including, among others, the Exchange Agreement) or by the laws of the United States of America, the State of California or any other State in which Premier LP shall determine to do business or any political subdivision or agency thereof and (b) to execute, implement and continue the valid and subsisting existence of Premier LP or to qualify and continue Premier LP as a foreign limited partnership in all jurisdictions in which Premier LP may conduct business.  Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from Premier LP of any Limited Partner for any reason and shall survive and shall not be affected by the disability, incapacity, bankruptcy or dissolution of any such Limited Partner.  No power of attorney granted in this Agreement shall revoke any previously granted power of attorney.

16.4                        Execution of Documents.  From time to time after the date of this Agreement, upon the request of the General Partner, each Limited Partner shall perform, or cause to be performed, all such additional acts, and shall execute and deliver, or cause to be executed and delivered, all such additional instruments and documents, as may be required to effectuate the purposes of this Agreement.  Each Limited Partner, by the execution of this Agreement or by agreeing in writing to be bound by this Agreement, irrevocably constitutes and appoints the General Partner or any Person designated by the General Partner to act on such Limited Partner’s behalf for purposes of this Section 16.4 as such Limited Partner’s true and lawful attorney-in-fact with full power and authority in such Limited Partner’s name and stead to execute, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out this Agreement, including:

(a)         all certificates and other instruments (specifically including counterparts of this Agreement), and any amendment thereof, that the General Partner deems appropriate to qualify or to continue Premier LP as a limited partnership in any jurisdiction in which Premier LP may conduct business or in which such qualification or continuation is, in the opinion of the General Partner, necessary to protect the limited liability of the Limited Partners;

(b)         all amendments to this Agreement adopted in accordance with the terms hereof and all instruments that the General Partner deems appropriate to reflect a change or modification of Premier LP in accordance with the terms of this Agreement; and

(c)          all conveyances and other instruments that the General Partner deems appropriate to reflect the dissolution of Premier LP.

The appointment by the General Partner or any Person designated by the General Partner to act on its behalf for purposes of this Section 16.4 as such Limited Partner’s attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Limited Partners under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by him, her or it on behalf of Premier LP, and shall survive the bankruptcy, dissolution, death, adjudication of incompetence or insanity of any Limited Partner giving such power and the transfer or assignment of all or any part of such Limited Partner’s Interests, provided, however, that in the event of a Transfer by a Limited Partner of all of its Interest, the power of attorney given by the transferor shall survive such assignment only until such time as the Transferee shall have been admitted to Premier LP as a Substituted Limited Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

16.5                        Consent to Jurisdiction.  Each of the parties hereto agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal courts located in the State of North Carolina, County of Mecklenburg.  Each of the parties hereto hereby by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal courts located in the State of North Carolina, County of Mecklenburg for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of the above-named court, that such party is immune from extraterritorial injunctive relief or other injunctive relief, that such party’s property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named court.  Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of North Carolina, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 16.2 hereof is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 16.2 hereof does not constitute good and sufficient service of process.  The provisions of this Section 16.5 shall not restrict the ability of any party hereto to enforce in any court any judgment obtained in the federal courts located in the State of North Carolina, County of Mecklenburg.

16.6                        WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, PREMIER LP AND EACH PARTNER HEREBY WAIVES AND COVENANTS THAT EACH OF IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

16.7                        Arbitration.  Any controversy or dispute with respect to the matters set forth herein shall be submitted to arbitration in the State of North Carolina, County of Mecklenburg before the American Arbitration Association under the commercial arbitration rules of said Association.  Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof.  To the fullest extent permitted by law, no action at law or in equity based upon any claim arising directly out of this Agreement shall be instituted in any court by any Limited Partner except (a) an action to compel arbitration pursuant to this Section 16.7 or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 16.7.

16.8                        Severability.  If any provision of this Agreement is determined by a court to be invalid or unenforceable, such determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein.  Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

16.9                        Table of Contents, Headings.  The table of contents and headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing this Agreement.

16.10                 No Third-Party Rights.  Except for the provisions of Section 7.4, the provisions of this Agreement are for the benefit of Premier LP, the General Partner and the Limited Partners and no other Person (including creditors of Premier LP), shall have any right or claim against Premier LP, the General Partner or any Limited Partner by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement; provided, that, any beneficial owner of Units, whether such Units are held through a depository trust, custodial arrangement or otherwise, shall have direct rights of action under the terms of this Agreement.

[REMAINDER OF THIS PAGE BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Limited Partnership Agreement as of the date set forth above.

GENERAL PARTNER

PREMIER SERVICES, LLC

By:	/s/Craig McKasson
Name: Craig McKasson
Title: Chief Financial Officer

LIMITED PARTNERS

EACH OF THE LIMITED PARTNERS LISTED ON EXHIBIT 3.1 ATTACHED HERETO

By: Premier Plans, LLC, as attorney-in-fact pursuant to the Special Power of Attorney executed by each of the Limited Partners

By:	/s/Craig McKasson
Name: Craig McKasson
Title: Chief Financial Officer

EXHIBIT 3.7

FORM OF JOINDER

Reference is made to the Premier Healthcare Alliance, L.P. Amended and Restated Limited Partnership Agreement among the Partners party thereto, as the same may be amended from time to time, a copy of which is attached hereto (the “LP Agreement”).  Capitalized terms used but not defined herein shall be used herein as defined in the LP Agreement.

The undersigned, in order to become the owner of                         Class B Common Units (the “Acquired Units”) of Premier Healthcare Alliance, L.P., a California limited partnership (“Premier LP”), hereby agrees that by the undersigned’s execution hereof:  (a) the undersigned is a Limited Partner party to the LP Agreement subject to all of the restrictions, conditions and obligations applicable to owners of Class B Common Units set forth in the LP Agreement; and (b) all of the Acquired Units (and any and all Class B Common Units of Premier LP issued in respect thereof) are and will remain subject to all of the rights, restrictions, conditions and obligations applicable to such Class B Common Units as set forth in the LP Agreement.  This Joinder shall take effect and shall become a part the LP Agreement immediately upon execution hereof.

Executed as of the date set forth below under the laws of the State of California.

[ ]

By:
Name:
Title:

Address:

Date:

Accepted:

Premier Healthcare Alliance, L.P.

By:	Premier Services, LLC, its general partner

By:
Name:
Title:

Date:

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EXHIBIT 5

ALLOCATION AND DISTRIBUTION METHODOLOGY

Capitalized terms have the meanings assigned to them in the LP Agreement unless otherwise defined in this Exhibit 5.

Definitions for Exhibit 5

“After-Tax Net Profit” means Net Profit multiplied by the percentage by which the percentage used in determining the Tax Distribution for such Fiscal Quarter is less than 100%.

“Business Unit” means a line of business conducted by Premier LP or its subsidiaries for which separate revenue is calculated in the normal course of Premier LP’s business.

“Business Unit Owner Participation” for a Limited Partner with respect to a Business Unit in a Period means the Gross Revenue attributable to transactions engaged in by the Limited Partner and its Member Facilities with the Business Unit during the Period, in each case multiplied by the Relative Revenue Factor for the Business Unit.

“Fiscal Quarter” means each successive three-month period of the Fiscal Year.

“Gross Revenue” for a Period with respect to a Business Unit means the gross revenue of the Business Unit for the Period, determined according to standard accounting practices in Premier LP’s industry and consistent with the past accounting principles and practices followed by Premier LP. Payment obligations to Premier Members pursuant to contractual sharing provisions shall not be taken into account in determining Gross Revenue.

“Non-GPO Owner Participation” for a Limited Partner for a Period means the sum of such Limited Partner’s Business Unit Owner Participation amounts for the Period for all Business Units other than the Premier LP Business Unit.

“Period” means the Fiscal Quarter for which the allocation or distribution is attributable, except as otherwise provided herein or determined by the General Partner.

“Premier LP Business Unit” means the Business Unit comprised of Premier LP’s direct business operations.

“Premier LP Owner Participation” for a Limited Partner for a Period means such Limited Partner’s Business Unit Owner Participation amount for the Period for the Premier LP Business Unit.

“Relative Participation” for a Limited Partner for a Period means:  (a) in the case of Premier LP, the percentage derived by dividing such Limited Partner’s Premier LP Owner Participation for the Period by the Total Premier LP Owner Participation for the Period; and (b) in the case of all other Business Units, the percentage derived by dividing such Limited Partner’s Non-GPO Owner Participation for the Period by the Total Non-GPO Owner Participation for the Period.

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“Relative Revenue Factor” of a Business Unit for a Period means 1.0 in the case of Premier LP and, in the case of each other Business Unit, the number determined by the General Partner to take into account the revenue of such Business Unit, the relationship of such Business Unit with other Business Units, and such other facts and circumstances as are determined appropriate by the General Partner.

“Total Non-GPO Owner Participation” for a Period means the sum of the Non-GPO Owner Participation amounts for all Limited Partners for the Period.

“Total Premier LP Owner Participation” for a Period means the sum of the Premier LP Owner Participation amounts for all Limited Partners for the Period.

Determination of Relative Revenue Factors

The Relative Revenue Factors assigned to each such Business Unit shall be as set forth in a separate notice provided by the General Partner to the Limited Partners concurrently with the execution of the Agreement. On or before the beginning of each Fiscal Year, the General Partner shall notify the Limited Partners of the Relative Revenue Factors that will be used in determining Non-GPO Owner Participation and Premier LP Owner Participation during such Fiscal Year.

Allocation of Net Profit and Net Loss

Net Profit and Net Loss allocated to the holders of Class B Common Units in the aggregate under Section 5.6.1 in any Period shall be allocated among such holders in two tranches (referred to in this Exhibit as “Tranche A” and “Tranche B”).  Tranche A will consist of:  (a) the amount of total Net Profit (if any) allocated to the holders of Class B Common Units in the aggregate for the Period (other than Net Profit attributable to dispositions not in the ordinary course of business) multiplied by the tax rate used in determining the Tax Distribution for the Period under Section 5.2.1 plus (b) an amount of the total Net Profit (other than Net Profit attributable to dispositions not in the ordinary course of business) equal to the distribution made to the holders of Class B Common Units in the aggregate under Section 5.2.2 for the Period that are designated by the General Partner in its sole discretion as Tranche A distributions.  Tranche A will be tentatively allocated among such holders such that (x) the portion of Tranche A derived from the Premier LP Business Unit is allocated to each holder in proportion to such holder’s Relative Participation percentage for the Premier LP Business Unit and (y) the portion of Tranche A derived from all other Business Units is allocated to each holder in proportion to such holder’s Relative Participation percentage for such other Business Units, and in each case shall be computed as if no Class B Common Units had been exchanged by any holder of Class B Common Units under Section 3.4 since the Effective Date (the aggregate of each such allocation under clauses (x) and (y), with respect to a holder of Class B Common Units, a “Tentative Tranche A Allocation”).  The Tentative Tranche A Allocation to each holder of Class B Common Units would then be increased or decreased, as applicable, by an amount equal to Tranche A divided by the total number of Post-IPO Class B Common Units, multiplied by the net cumulative number of Class B Common Units acquired or disposed of by such holder after the Effective Date (each such adjusted Tentative Tranche A Allocation, an “Adjusted Tranche A Allocation”).  Tranche B will consist of all of the remaining Net Profit or Net Loss allocated to

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the holders of Class B Common Units in the aggregate under Section 5.6.1 in the Period and any portion of the distributions made to the holders of Class B Common Units in the aggregate under Section 5.2.2 for such Period that are designated by the General Partner, in its sole discretion, as Tranche B distributions, and will be allocated among such holders in proportion to Common Units held (subject to any offset as described in the paragraph immediately below).

In the event that any holder of Class B Common Units has a reduction in its Tentative Tranche A Allocation for any Period that exceeds the amount of such holder’s Tentative Tranche A Allocation for such Period (such excess, an “Excess Downward Adjustment”), then (w) such holder’s Adjusted Tranche A Allocation shall be equal to zero, (x) Premier LP shall provide additional cash as necessary to pay all Adjusted Tranche A Allocations for such Period in full, (y) such holder’s Tranche B allocation shall be reduced by the amount of the Excess Downward Adjustment and (z) such holder shall make a capital contribution to Premier LP of an amount equal to such Excess Downward Adjustment, and such holder hereby authorizes the General Partner to offset such required capital contribution against sharebacks of administrative fees otherwise due to such holder under Section 4.1 of the GPO Participation Agreement until paid in full.

Distributions

One hundred percent of each Limited Partner’s Adjusted Tranche A Allocation for each Period shall be paid in cash to such Limited Partner.  While it is generally anticipated that none of the Tranche B allocation for each Period will be distributed to the Limited Partners, if the General Partner, in its sole discretion, designates a portion of any distributions made to the holders of Class B Common Units in the aggregate under Section 5.2.2 for such Period as Tranche B distributions, then such Tranche B distributions will be paid in cash to each Limited Partner in proportion to Common Units held (subject to any offset as described in the paragraph immediately above).

A distribution shall be deemed attributable to the most recently ended Fiscal Quarter to the extent of the After-Tax Net Profit allocated to the holders of Class B Common Units in the aggregate during such Fiscal Quarter, multiplied by the percentage by which the percentage used in determining the Tax Distribution for such Fiscal Quarter is less than 100%. If the distribution exceeds the amount set forth in the preceding sentence, the distribution shall be deemed to be attributable to the After-Tax Net Profit allocated to the holders of the Class B Common Units for the next preceding Fiscal Quarter, and to preceding Fiscal Quarter until the entire distribution is attributed.

Conclusive Determination By the General Partner

The General Partner shall make the determinations required by this Exhibit 5 in its sole judgment, and all such determinations by the General Partner shall be conclusive and binding on the Limited Partners.

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EXHIBIT 13.4

FORM OF INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”), dated as of September [•], 2013, is made by and between Premier, Inc., a Delaware corporation (the “Company”), and [•] (the “Indemnitee”).

RECITALS

WHEREAS, the Company and the Indemnitee recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees and other agents to expensive litigation risks at the same time that the availability and coverage of liability insurance is limited;

WHEREAS, the Company desires to attract and retain talented and experienced individuals, such as the Indemnitee, to serve as directors, officers, employees and agents of the Company and its subsidiaries and wishes to indemnify its directors, officers, employees and other agents to the maximum extent permitted by law;

WHEREAS, Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, the state in which the Company is organized, expressly provides that the indemnification provided by Section 145 is not exclusive and authorizes the Company to indemnify by agreement its directors, officers, employees, agents and persons who serve, at the request of the Company, as the directors, officers, employees or agents of other corporations or enterprises; and

WHEREAS, in order to induce the Indemnitee to serve or continue to serve as a director, officer, employee or agent of the Company and/or one or more subsidiaries of the Company, free from undue concern for claims for damages arising out of or related to such services to the Company and/or one or more subsidiaries of the Company, the Company has determined and agreed to enter into this Agreement with the Indemnitee.

AGREEMENT

NOW, THEREFORE, the Indemnitee and the Company hereby agree as follows:

1.                                      Definitions.          As used in this Agreement:

(a) “Agent” means any person who is or was a director, officer, employee or other agent of the Company or a subsidiary of the Company; or is or was serving at the request of, for the convenience of, or to represent the interests of the Company or a subsidiary of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or a subsidiary of the Company, or was a

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director, officer, employee or agent of another enterprise at the request of, for the convenience of, or to represent the interests of such predecessor corporation.

(b) “Board” means the Board of Directors of the Company.

(c) A “Change in Control” shall be deemed to have occurred if (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding voting securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute a majority of the Board, (iii) the stockholders of the Company approve a merger or consolidation or a sale of all or substantially all of the Company’s assets with or to another entity, other than a merger, consolidation or asset sale that would result in the holders of the Company’s outstanding voting securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the total voting power represented by the voting securities of the Company or such surviving or successor entity outstanding immediately thereafter, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company.

(d) “Expenses” shall include all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements), actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a Proceeding or establishing or enforcing a right to indemnification under this Agreement, or Section 145 or otherwise; provided, however, that “Expenses” shall not include any judgments, fines, ERISA excise taxes or penalties, or amounts paid in settlement of a Proceeding.

(e) “Independent Counsel” means a law firm, or a partner (or, if applicable, member) of such a law firm, that is experienced in matters of corporation law and neither currently is, nor within the past five years has been, retained to represent: (i) the Company or the Indemnitee in any matter material to either such party or (ii) any other party to or witness in the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.

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(f) “Proceeding” means any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative, or investigative.

(g) “Subsidiary” means (i) any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more other subsidiaries, or by one or more other subsidiaries and (ii) any limited liability company, partnership, or other entity of which the Company directly or indirectly has the power to direct or cause the direction of its management and policies, whether through ownership of voting securities; such entity’s operating, partnership, or similar agreement; or otherwise.

2.                                      Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as an Agent so long as the Indemnitee is or was duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company or any predecessor to or subsidiary of the Company, until such time as the Indemnitee tenders his or her resignation in writing; provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by the Indemnitee.

3.                                      Liability Insurance.

(a) Maintenance of D&O Insurance. The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an Agent and thereafter so long as the Indemnitee shall be subject to any possible Proceeding by reason of the fact that the Indemnitee was an Agent, the Company, subject to Section 3(c) of this Agreement, shall promptly obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers, as more fully described below.

(b) Rights and Benefits. In all policies of D&O Insurance, the Indemnitee shall qualify as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured (1) of the Company’s independent directors (as defined by the insurer) if the Indemnitee is such an independent director; (2) of the Company’s non-independent directors if the Indemnitee is not an independent director; (3) of the Company’s officers if the Indemnitee is an officer of the Company; or (4) of the Company’s key employees if the Indemnitee is a key employee and is not a director or officer.

(c) Limitation on Required Maintenance of D&O Insurance. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that: such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company, the Company is to be acquired and a tail policy of reasonable duration and terms is purchased for pre-closing

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acts or omissions by the Indemnitee, or the Company is to be acquired and D&O Insurance will be maintained by the acquirer that covers pre-closing acts and omissions by the Indemnitee.

4.                                      Mandatory Indemnification. Subject to the terms of this Agreement:

(a) Third Party Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of the fact that the Indemnitee is or was an Agent, or by reason of anything done or not done by the Indemnitee in any such capacity, the Company shall indemnify the Indemnitee against all Expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of such Proceeding, provided that the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b) Derivative Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any Proceeding by or in right of the Company by reason of the fact that the Indemnitee is or was an Agent, or by reason of anything done or not done by the Indemnitee in any such capacity, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of such Proceeding, provided that the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification under this Section 4(b) shall be made in respect to any claim, issue or matter as to which the Indemnitee shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction unless and only to the extent that the Delaware Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts which the Delaware Court of Chancery or such other court shall deem proper.

(c) Actions where Indemnitee is Deceased. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that the Indemnitee is or was an Agent, or by reason of anything done or not done by the Indemnitee in any such capacity, and if, prior to, during the pendency of or after completion of such Proceeding the Indemnitee is deceased, the Company shall indemnify the Indemnitee’s heirs, executors and administrators against all Expenses and liabilities of any type whatsoever to the extent the Indemnitee would have been entitled to indemnification pursuant to this Agreement were the Indemnitee still alive.

(d) Certain Terminations. The termination of any Proceeding or of any

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claim, issue, or matter therein by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or Proceeding, that the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful.

(e) Limitations. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for Expenses or liabilities of any type whatsoever for which payment is actually made to or on behalf of the Indemnitee under an insurance policy, or under a valid and enforceable indemnity clause, bylaw or agreement.

5.                                      Mandatory Indemnification for Expenses in a Proceeding in Which the Indemnitee Is Wholly or Partly Successful.

(a) Successful Defense. Notwithstanding any other provisions of this Agreement, if the Indemnitee has been successful, on the merits or otherwise, in defense of any Proceeding (including, without limitation, an action by or in the right of the Company) to which the Indemnitee was a party by reason of the fact that the Indemnitee is or was an Agent at any time, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection with the investigation, defense or appeal of such Proceeding.

(b) Partially Successful Defense. Notwithstanding any other provisions of this Agreement, if the Indemnitee is a party to or a participant in any Proceeding (including, without limitation, an action by or in right of the Company) in which the Indemnitee was a party by reason of the fact that the Indemnitee is or was an Agent at any time and is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection with each successfully resolved claim, issue or matter.

(c) Dismissal. For purposes of this section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

6.                                      Mandatory Advancement of Expenses. Subject to the terms of this Agreement and following notice pursuant to Section 7(a) below, the Company shall advance all Expenses reasonably incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any Proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an Agent (unless there has been a final determination that the Indemnitee is not entitled to indemnification for such Expenses) upon receipt of (i) an undertaking by

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or on behalf of the Indemnitee to repay the amount advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to indemnification by the Company and (ii) satisfactory documentation supporting such Expenses. Such advances are intended to be an obligation of the Company to the Indemnitee hereunder and shall in no event be deemed to be a personal loan. The advances to be made hereunder shall be paid by the Company to the Indemnitee within twenty (20) business days following delivery of a written request therefor by the Indemnitee to the Company. In the event that the Company fails to pay Expenses incurred by the Indemnitee as required by this Section 6, the Indemnitee may seek mandatory injunctive relief from any court having jurisdiction to require the Company to pay Expenses as set forth in this Section 6. If the Indemnitee seeks mandatory injunctive relief pursuant to this Section 6, it shall not be a defense to enforcement of the Company’s obligations set forth in this Section 6 that the Indemnitee has an adequate remedy at law for damages.

7.                                      Notice and Other Indemnification Procedures.

(a) Notice by Indemnitee. Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any Proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company in writing of the commencement or threat of commencement thereof; provided, however, that the failure of the Indemnitee to provide such notice will not relieve the Company of its liability hereunder if the Company receives notice of such Proceeding from any other source.

(b) Insurance. If the Company receives notice pursuant to Section 7(a) hereof of the commencement of a Proceeding that may be covered under D&O Insurance then in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c) Defense. In the event the Company shall be obligated to pay the Expenses of any Proceeding against the Indemnitee, the Company shall be entitled to assume the defense of such Proceeding, with counsel selected by the Company and approved by the Indemnitee (which approval shall not be unreasonably withheld), upon the delivery to the Indemnitee of written notice of its election so to do. After delivery of such notice, and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same Proceeding, provided that (i) the Indemnitee shall have the right to employ his or her own counsel in any such Proceeding at the Indemnitee’s expense; and (ii) the Indemnitee shall have the right to employ his or her own counsel in any such Proceeding at the Company’s expense if (A) the Company has authorized the employment of counsel by the Indemnitee at the expense of the Company, (B) the Indemnitee shall have reasonably concluded that

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there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defense, (C) after a Change in Control not approved by a majority of the members of the Board who were directors immediately prior to such Change in Control, the employment of counsel by Indemnitee has been approved by Independent Counsel, or (D) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding.

8.                                      Right to Indemnification.

(a) Right to Indemnification. In the event that Section 5(a) of this Agreement is inapplicable, the Company shall indemnify the Indemnitee pursuant to this Agreement unless, and except to the extent that, it shall have been determined by one of the methods listed in Section 8(b) that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

(b) Determination of Right to Indemnification. A determination of the Indemnitee’s right to indemnification hereunder shall be made at the election of the Board by (i) a majority vote of directors who are not parties to the Proceeding for which indemnification is being sought, even though less than a quorum, (ii) by a committee consisting of directors who are not parties to the Proceeding for which indemnification is being sought, who, even though less than a quorum, have been designated by a majority vote of the disinterested directors, (iii) if there are no such disinterested directors or if the disinterested directors so direct, by an Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the Indemnitee, or (iv) by the stockholders of the Company; provided, however, that, following any Change in Control not approved by a majority of the members of the Board who were directors immediately prior to such Change in Control, such determination shall be made by an Independent Counsel as specified in clause (iii) above.

(c) Submission for Decision. As soon as practicable, and in no event later than 30 business days after the Indemnitee’s written request for indemnification, the Board shall select the method for determining the Indemnitee’s right to indemnification. The Indemnitee shall cooperate with the person or persons or entity making such determination with respect to the Indemnitee’s right to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board or stockholder of the Company shall act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement.

(d) Application to Court. If (i) the claim for indemnification or advancement of Expenses is denied, in whole or in part, (ii) no disposition of such claim is made by the Company within ninety (90) business days after the request therefor, (iii) the advancement of Expenses is not timely made pursuant to Section 6 of this Agreement

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or (iv) payment of indemnification is not made pursuant to Section 5 of this Agreement, the Indemnitee shall have the right to apply to the Delaware Court of Chancery, the court in which the Proceeding is or was pending or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitee’s right to indemnification (including the advancement of Expenses) pursuant to this Agreement.

(e) Expenses Related to the Enforcement or Interpretation of this Agreement. The Company shall indemnify the Indemnitee against all reasonable Expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against all reasonable Expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement, unless a court of competent jurisdiction finds that each of the claims and/or defenses of the Indemnitee in any such proceeding was frivolous or made in bad faith.

9.                                      Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated:

(a) Claims Initiated by Indemnitee. To indemnify or advance Expenses to the Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, with a reasonable allocation where appropriate, unless (i) such indemnification is expressly required to be made by law, (ii) the Proceeding was authorized by the Board, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the General Corporation Law of Delaware or (iv) the Proceeding is brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145 of the General Corporation Law of Delaware in advance of a final determination;

(b) Lack of Good Faith. To indemnify the Indemnitee for any Expenses incurred by the Indemnitee with respect to any Proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such Proceeding was not made in good faith or was frivolous;

(c) Unauthorized Settlements. To indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a Proceeding or claim unless the Company consents to such settlement, which consent shall not be unreasonably withheld;

(d) Claims Under Section 16(b). To indemnify the Indemnitee for Expenses and the payment of profits made from the purchase and sale (or sale and purchase) by the Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law;

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(e)  Payments Contrary to Law. To indemnify or advance Expenses to the Indemnitee for which payment is prohibited by applicable law; or

(f) Claims under the 1933 Act.  To indemnify Indemnitee or otherwise act in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Act”), or in any registration statement filed with the SEC under the Act. Indemnitee acknowledges that paragraph (h) of Item 512 of Regulation S-K currently generally requires the Company to undertake in connection with any registration statement filed under the Act to submit the issue of the enforceability of Indemnitee’s rights under this Agreement in connection with any liability under the Act on public policy grounds to a court of appropriate jurisdiction and to be governed by any final adjudication of such issue. Indemnitee specifically agrees that any such undertaking shall supersede the provisions of this Agreement and to be bound by any such undertaking

10.                               Non-Exclusivity. The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed exclusive of any other rights that the Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to action in the Indemnitee’s official capacity and as to action in another capacity while occupying the Indemnitee’s position as an Agent.

11.                               Permitted Defenses. It shall be a defense to any action for which a claim for indemnification is made under this Agreement (other than an action brought to enforce a claim for Expenses pursuant to Section 6 hereof, provided that the required undertaking has been tendered to the Company) that the Indemnitee is not entitled to indemnification because of the limitations set forth in Sections 4(e) and 9 hereof. Neither the failure of the Company (including its Board) or an Independent Counsel to have made a determination prior to the commencement of such enforcement action that indemnification of the Indemnitee is proper in the circumstances, nor an actual determination by the Company (including its Board) or an Independent Counsel that such indemnification is improper, shall be a defense to the action or create a presumption that the Indemnitee is not entitled to indemnification under this Agreement or otherwise.

12.                               Subrogation. In the event the Company is obligated to make a payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery under an insurance policy or any other indemnity agreement covering the Indemnitee, who shall execute all documents required and take all action that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights (provided that the Company pays the Indemnitee’s costs and expenses of doing so), including without limitation by assigning all such rights to the extent of such indemnification or advancement of Expenses.

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13.                               Survival of Rights.

(a) Survival. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an Agent and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed Proceeding by reason of the fact that Indemnitee was serving in the capacity referred to herein. The Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an Agent and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

(b) Successor to the Company. The Company shall require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

14.                               Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary.

15.                               Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 14 hereof.

16.                               Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless it is in a writing signed by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall any such waiver constitute a continuing waiver.

17.                               Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) upon delivery if delivered by hand to the party to whom such notice or other communication shall have been directed, (b) if mailed by certified or registered mail with postage prepaid, return receipt requested, on the third business day after the date on which it is so mailed, (c) one business day after the business day of deposit with a nationally recognized overnight delivery service, specifying next day delivery, with

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written verification of receipt, or (d) on the same day as delivered by confirmed facsimile transmission if delivered during business hours or on the next successive business day if delivered by confirmed facsimile transmission after business hours. Addresses for notice to either party shall be as shown on the signature page of this Agreement, or to such other address as may have been furnished by either party in the manner set forth above.

18.                               Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware. This Agreement is intended to be an agreement of the type contemplated by Section 145(f) of the General Corporation Law of Delaware.

19.                               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforcement is sought needs to be produced to evidence the existence of this Agreement.

20.                               Integration.  This Agreement contains and constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto, including without limitation that certain Indemnification Agreement dated as of [DATE] by and between Premier Healthcare Solutions, Inc. and Indemnitee.

[Signature Page Follows.]

In witness whereof, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY		INDEMNITEE

Premier, Inc.

By:		[NAME]
Name:	Susan DeVore
Title:	President and CEO

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